AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 5, 2001, by and among NHancement Technologies Inc. d/b/a Appiant Technologies, Inc. ("Acquiror"), a Delaware corporation, Great America Acquisition Corp. ("Merger Sub "), a Delaware corporation, Quaartz Inc. (the "Company"), a Delaware corporation and Tom Ku, as Stockholders Agent. Certain capitalized terms used in this Agreement are defined in Exhibit A.

WHEREAS, the Boards of Directors of Acquiror, Merger Sub and the Company each have determined that the acquisition of the Company by Acquiror is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein;

WHEREAS, for federal income tax purposes, it is intended that the merger contemplated herein shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

WHEREAS, the number of shares of the Acquiror s Common Stock to be issued pursuant to this Agreement shall be less than 19.9% of all outstanding shares of capital stock of the Acquiror at the time of such issuance;

WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a purchase transaction;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

  THE MERGER

    The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, the Company shall be the surviving corporation (the "Surviving Corporation") and the separate existence of Merger Sub shall thereupon cease (the "Merger"). Without limiting the generality of the foregoing, at the Effective Time all property, rights, powers, privileges and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. Immediately following the Effective Time, the Surviving Corporation shall be a wholly-owned subsidiary of Acquiror.
    Effective Time of the Merger. The Merger shall become effective when a properly executed certificate of merger (the "Certificate of Merger"), in such form as may be agreed by the parties hereto and as required by the relevant provisions of the Delaware General Corporation Law (the "DGCL"), is duly filed with the Secretary of State of the State of Delaware, which filing shall be made as soon as practicable upon satisfaction or waiver of the conditions set forth in Article 8. When used in this Agreement, the term " Effective Time" shall mean the date and time at which such Certificate of Merger has been accepted for filing by the Secretary of State of the State of Delaware or at such later time as is provided in the Certificate of Merger.

  THE SURVIVING CORPORATION

    Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation attached as Exhibit A to the Certificate of Merger shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation.
    Bylaws. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.
    Directors and Officers of Surviving Corporation. The directors of the Company shall resign effective as of the Effective Time. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial and only officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

  CONVERSION OF SECURITIES

    Merger Consideration; Conversion of Shares.
      Except as set forth in Section 3.10 hereof, at the Effective Time by virtue of the Merger and without any action on the part of the holders thereof, and subject to Section 3.4, the holders of shares of the common stock, $ 0.001 par value per share, of the Company ("Company Common Stock"), the holders of Series B-1 Convertible Preferred Stock of the Company, $0.001 par value per share (the "Series B-1 Preferred Stock"), the holders of Series B-2 Convertible Preferred Stock of the Company, $0.001 par value per share (the "Series B-2 Preferred Stock"), the holders of shares of the Series B-3 Convertible Preferred Stock of the Company, $0.001 par value per share (the "Series B-3 Preferred Stock"),the holders of Series C Convertible Preferred Stock of the Company, $0.001 par value per share (the "Series C Preferred Stock"), the holders of Series C2-A Convertible Preferred Stock of the Company, $0.001 par value per share (the "Series C2-A Preferred Stock"), the holders of Series C2-B Convertible Preferred Stock of the Company, $0.001 par value per share (the "Series C2-B Preferred Stock"), the holders of Series D Convertible Preferred Stock of the Company, $0.001 par value per share (the "Series D Preferred Stock," together with the Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series B-3 Preferred Stock, Series C Preferred Stock, Series C2-A Preferred Stock, Series C2-B Preferred Stock and Series D Preferred Stock, the "Company Preferred Stock," together with the Company Common Stock, the "Company Stock") shall receive shares of the common stock, $0.01 par value per share, of the Acquiror ("Acquiror Stock") as set forth in Sections 3.1(c) and (d) below .
      The total shares of Acquiror Stock to be issued in the Merger (the "Total Consideration") shall be equal to the quotient obtained by dividing (i) $12,000,000 by (ii) the Exchange Market Price (as hereinafter defined). For purposes of this Agreement, the "Exchange Market Price" shall mean the average of the closing price of the Acquiror Stock on the Nasdaq Small Cap Market on the last ten trading days immediately prior to the date hereof; provided, however, that the Exchange Market Price shall in no event be greater than Ten Dollars ($10.00) per share or less than Eight Dollars ($8.00) per share, and therefore the Total Consideration shall in no event be less than 1,200,000 shares of Acquiror Stock or greater than 1,500,000 shares of Acquiror Stock.
      The Total Consideration shall be allocated first among the holders of Company Preferred Stock as follows:
        the holders of Series B-1 Preferred Stock issued and outstanding as of the Effective Time, if any (other than the holders of Dissenting Shares) by allocating to each of such holders such number of shares of Acquiror Stock, rounded to the nearest whole number, as may be determined by multiplying (x) the number of shares of Series B-1 Preferred Stock held by such holder by (y) ninety percent (90%) of the Original Series B-1 Issue Price for such shares (as defined in the Company s Certificate of Designation of Rights and Preferences of Common Stock and Preferred Stock (the "Company s Certificate")) and dividing such product by the Exchange Market Price;
        the holders of Series B-2 Preferred Stock issued and outstanding as of the Effective Time, if any (other than the holders of Dissenting Shares) by allocating to each of such holders such number of shares of Acquiror Stock, rounded to the nearest whole number, as may be determined by multiplying (x) the number of shares of Series B-2 Preferred Stock held by such holder by (y) ninety percent (90%) of the Original Series B-2 Issue Price for such shares (as defined in the Company s Certificate) and dividing such product by the Exchange Market Price;
        the holders of Series B-3 Preferred Stock issued and outstanding as of the Effective Time, if any (other than the holders of Dissenting Shares) by allocating to each of such holders such number of shares of Acquiror Stock, rounded to the nearest whole number, as may be determined by multiplying (x) the number of shares of Series B-3 Preferred Stock held by such holder by (y) ninety percent (90%) of the Original Series B-3 Issue Price for such shares (as defined in the Company s Certificate) and dividing such product by the Exchange Market Price;
        the holders of Series C Preferred Stock issued and outstanding as of the Effective Time, if any (other than the holders of Dissenting Shares) by allocating to each of such holders such number of shares of Acquiror Stock, rounded to the nearest whole number, as may be determined by multiplying (x) the number of shares of Series C Preferred Stock held by such holder by (y) ninety percent (90%) of the Original Series C Issue Price for such shares (as defined in the Company s Certificate) and dividing such product by the Exchange Market Price;
        the holders of Series C2-A Preferred Stock issued and outstanding as of the Effective Time, if any (other than the holders of Dissenting Shares) by allocating to each of such holders such number of shares of Acquiror Stock, rounded to the nearest whole number, as may be determined by multiplying (x) the number of shares of Series C2-A Preferred Stock held by such holder by (y) ninety percent (90%) of the Original Series C2-A Issue Price for such shares (as defined in the Company s Certificate) and dividing such product by the Exchange Market Price;
        the holders of Series C2-B Preferred Stock issued and outstanding as of the Effective Time, if any (other than the holders of Dissenting Shares) by allocating to each of such holders such number of shares of Acquiror Stock, rounded to the nearest whole number, as may be determined by multiplying (x) the number of shares of Series C2-B Preferred Stock held by such holder by (y) ninety percent (90%) of the Original Series C2-B Issue Price for such shares (as defined in the Company s Certificate) and dividing such product by the Exchange Market Price;
        the holders of Series D Preferred Stock issued and outstanding as of the Effective Time, if any (other than the holders of Dissenting Shares) by allocating to each of such holders such number of shares of Acquiror Stock, rounded to the nearest whole number, as may be determined by multiplying (x) the number of shares of Series D Preferred Stock held by such holder by (y) ninety percent (90%) of the Original Series D Issue Price for such shares (as defined in the Company s Certificate) and dividing such product by the Exchange Market Price;

      provided, however, that each share of Company Preferred Stock that is held in the treasury of the Company or by any subsidiary of the Company immediately prior to the Effective Time shall not be allocated any portion of the Total Consideration but shall be canceled and retired, and no consideration shall be delivered in exchange therefor.

      Upon the completion of the distribution required in Section 3.1(c) above, any remaining amount of Total Consideration (the "Remaining Consideration") shall be allocated among the holders of shares of Company Common Stock by allocating to each of such holders that portion of the Remaining Consideration equal to the product of (x) the Remaining Consideration and (y) a fraction, the numerator of which shall be the total number of shares of Company Common Stock held by such holder and the denominator of which shall be the number of shares of Company Common Stock outstanding as of the Effective Time; provided, however, that each share of Company Common Stock that is held in the treasury of the Company or by any subsidiary of the Company immediately prior to the Effective Time shall not be allocated any portion of the Total Consideration but shall be canceled and retired, and no consideration shall be delivered in exchange therefor.
      At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of the common stock, no par value per share, of Merger Sub that is issued and outstanding as of the Effective Time shall be converted into and continue as one share of the common stock of the Surviving Corporation.
    Warrants and Options All outstanding Warrants and Options shall be exercised prior to the Effective Time and to the extent not exercised shall, immediately prior to the Effective Time, become null and void and no longer exercisable. " Warrants and Options" shall mean all outstanding rights, subscriptions, warrants, calls, preemptive rights, options or other agreements of any kind to purchase or otherwise receive from the Company any shares of the capital stock or any other security of the Company and all outstanding securities of any kind convertible into or exchangeable for such securities.
    Exchange of Certificates.
      Within a reasonable period of time after the Effective Time, Acquiror shall make available, and each holder of shares of Company Stock will be entitled to receive upon surrender to Computer Share Investor Services or the Acquiror s then current transfer agent, acting as exchange agent (the "Exchange Agent") of one or more Certificates, certificates representing the number of whole shares of Acquiror Stock into which such shares of Company Stock are converted in the Merger (excluding the Escrow Shares), subject to this Section 3.3. The shares of Acquiror Stock into which the shares of the Company Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.
      As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Company Stock (i) a letter of transmittal (which shall specify that delivery shall be effected only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Acquiror may reasonably specify that are not inconsistent with the terms of this Agreement) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Acquiror Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Acquiror Stock and (ii) a check representing the amount of cash which such holder has the right to receive in respect of the Certificate so surrendered pursuant to Section 3.5.
    Escrow. As security for the Stockholders indemnification obligations set forth herein, Acquiror will deliver to the Escrow Agent under an Escrow Agreement dated as of the date hereof by and among Acquiror, the Stockholders Agent and the Escrow Agent (the "Escrow Agreement"), fifty percent (50%) of the aggregate number of shares of Acquiror Stock to be issued pursuant to Section 3.1 in respect of Company Stock (the "Escrow Fund"). Such shares shall be delivered in escrow on behalf of the Stockholders, on a pro rata basis, in accordance with the number of shares of Acquiror Stock that each such Stockholder would be entitled to receive pursuant to Section 3.1 ("Pro Rata Portion"). Such shares ("Escrow Shares") shall be held as security for the Stockholders indemnification obligations under Article 9.
    Dividends; Transfer Taxes.
      No dividends that are declared on shares of Acquiror Stock after the Effective Time (if any) will be paid to persons entitled to receive certificates representing shares of Acquiror Stock until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such shares of Acquiror Stock shall be issued any dividends which shall have become payable with respect to such shares of Acquiror Stock between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends.
      If any certificates for any shares of Acquiror Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall (i) pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Acquiror Stock in a name other than that of the registered holder of the Certificate surrendered or (ii)  establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.
      Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Stock for any shares of Acquiror Stock or dividends thereon or the cash payments otherwise due hereunder delivered to a public official pursuant to applicable escheat laws following the passage of time specified therein.
    No Fractional Shares. Notwithstanding anything herein to the contrary, no fractional shares of Acquiror Stock shall be issued pursuant to the Merger. In lieu of the issuance of any such fractional share of Acquiror Stock, cash adjustments will be paid in respect of any fractional share of Acquiror Stock that would otherwise be issuable. The amount of such adjustment shall be the product of (i) such fraction of a share of Acquiror Stock multiplied by (ii) the Exchange Market Price.
    Closing of Company Transfer Books. As of the date hereof, the stock transfer books of the Company shall be closed and no transfer of shares of Company Stock shall thereafter be made. If Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of Acquiror Stock or cash in accordance with the terms hereof. The holders of shares of Company Stock to be exchanged for shares of Acquiror Stock pursuant to this Agreement shall cease to have any rights as stockholders of the Company, except for the right to surrender such Certificates in exchange for shares of Acquiror Stock as provided hereunder or such appraisal rights as are provided under applicable law.
    Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on a date to be specified by the Acquiror and the Company, which shall be no later than the second business day after satisfaction or waiver of the latest to occur of the conditions set forth in Article 8 (the "Closing Date") at the offices of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, California 94304, concurrently with the execution of this Agreement.
    Supplementary Action. If, at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of the Company, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the Company in the name of and on behalf of the Company to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.
    Appraisal Rights.
      Notwithstanding any provisions of this Agreement to the contrary, any shares of Company Stock held by a holder who has exercised such holder s appraisal rights in accordance with either the DGCL or California General Corporation Law (the "CGC L") and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the consideration described in Section 3.1, but the holder of the Dissenting Shares shall only be entitled to such rights as are granted by the DGCL or the CGCL, as applicable.
      Notwithstanding the provisions of subsection (a) above, if any holder of shares of Company Stock who demands appraisal rights with respect to such shares shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder s appraisal rights under the DGCL or CGCL, as applicable, then, as of the Effective Time or the occurrence of such event, such holder s shares shall automatically be converted into and represents only the right to receive the consideration described in Section 3.1, subject in any event to Section 3.4.
      The Company shall give Acquiror (i) prompt written notice of any written demands for payment with respect to any shares of Company Stock pursuant to appraisal rights, and any withdrawals of such demands or losses of such rights, and any other instruments served pursuant to the DGCL or CGCL, as applicable, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal rights. The Company shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to demands for appraisal rights or offer to settle or settle any such demands.

  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  Except as specifically set forth in the disclosure schedule delivered by the Company to Acquiror at or prior to the execution of this Agreement (the "Disclosure Schedule"), the parts of which are numbered to correspond to the Section numbers of this Agreement, the Company hereby represents and warrants to Acquiror and Merger Sub as follows:

    Due Organization; Good Standing; Authority; Binding Nature of Agreements.
      The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used and in the manner in which its assets are proposed to be owned and used; (iii) to perform its obligations under all Company Contracts; and (iv) subject to the approval of the Company s stockholders, to enter into and perform all of its obligations under the Transactional Agreements.
      The Company has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or name other than the name set forth in its Certificate of Incorporation, as amended from time to time.
      The Company is duly qualified and in good standing as a foreign corporation in each of the jurisdictions in which the nature of its business or the ownership or leasing of its properties requires such qualification and where the failure to be so qualified and in good standing would have a Company Material Adverse Effect. Section 4.1(c) of the Disclosure Schedule sets forth a true and complete list of each jurisdiction in which the Company has an officer or a paid representative (employee or consultant) or owns or leases property and of each jurisdiction in which the Company is qualified to do business.
      Section 4.1(d) of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company s board of directors and (ii) the names and titles of the Company s officers. The Company has no committee of the Company s board of directors.
      Neither the Company nor any of its stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company s business or affairs.
      The Company has no subsidiaries, other than Quaartz Digital, Inc. and Cognoscent International Inc., both of which are inactive, and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any Entity.
      The Company s Board of Directors has approved the execution, delivery and performance of the Transactional Agreements to which the Company is a party.
      Each of the Transactional Agreements to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy and other similar laws and general principles of equity.
    Certificate of Incorporation and Bylaws; Records.
      The Company has delivered to Acquiror accurate and complete copies of: (i) the Company s Certificate of Incorporation and Bylaws, including all amendments thereto; (ii) the stock records of the Company; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company and the board of directors of the Company. There have been no meetings or other proceedings of the stockholders of the Company or the board of directors of the Company that are not reflected in such minutes or other records.
      There has not been any violation of any of the provisions of the Company s Certificate of Incorporation or bylaws or of any resolution adopted by the Company s stockholders or the Company s board of directors, and to the Knowledge of the Company no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.
      The books of account, stock records, minute books and other records of the Company are accurate, up to date and complete, and have been maintained in accordance with sound and prudent business practices. All of the records of the Company are in the actual possession and direct control of the Company.
    Capitalization; Ownership of Stock . As of the date of this Agreement and as of the Closing:
      The authorized capital stock of the Company consists of (i) Ninety-Five Million (95,000,000) shares of Common Stock, $0.001 par value per share, and (ii) Thirty Million (30,000,000) shares of Preferred Stock, $0.001 par value per share, of which Ten Million Five Hundred Thousand (10,500,000) shares are designated Series B-1 Preferred Stock, Six Hundred Thousand (600,000) are designated Series B-2 Preferred Stock, Three Million Ninety Thousand (3,090,000) shares are designed Series B-3 Preferred Stock, Five Million Four Hundred Ninety Thousand (5,490,000) shares are designed Series C Preferred Stock, Four Hundred Thousand (400,000) shares are designated Series C2-A Preferred Stock, Nine Hundred Twenty Thousand Two Hundred (920,200) shares are designated Series C2-B Preferred Stock, and One Million Five Hundred Thousand (1,500,000) shares are designated Series D Preferred Stock. As of the date of this Agreement, the outstanding capital stock of the Company consists of (i)  Twenty-Four Million Two Hundred Sixty-Two Thousand Nine Hundred Twelve (24,26,912) shares of Common Stock, and (ii)  Ten Million Five Hundred Thousand (10,500,000) shares of Series B-1 Preferred stock, Six Hundred Thousand (600,000) shares of Series B-2 Preferred Stock, Three Million Ninety Thousand (3,090,000) shares of Series B-3 Preferred Stock, Five Million Four Hundred Ninety Thousand (5,490,000) shares of Series C Preferred Stock, Four Hundred Thousand (400,000) shares of Series C2-A Preferred Stock, Nine Hundred Twenty Thousand Two Hundred (920,200) shares of Series C2-B Preferred Stock, and One Million Five Thousand Three Hundred Forty-Two (1,005,342) shares of Series D Preferred Stock. Such shares are owned of record by the persons and in the amounts set forth in Section 4.3 of the Disclosure Schedule.
      All of the shares of Company Stock currently outstanding (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, and (iii) have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements. The Company has delivered to Acquiror accurate and complete copies of the stock certificates evidencing the currently outstanding shares of Common Stock.
      There is no (i) outstanding preemptive right, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that likely would directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.
      The Company has neither repurchased, redeemed or otherwise reacquired, and has not agreed, committed or offered (in writing or otherwise) to reacquire, any shares of capital stock or other securities. Any securities reacquired by the Company were (or will have been) reacquired in full compliance with the applicable provisions of all applicable Legal Requirements.
      All outstanding Warrants and Options shall have been exercised or terminated.
    Financial Statements.
      The Company has delivered to Acquiror the following financial statements and notes (collectively, the "Financial Statements"), which are attached hereto as Exhibit B:
        the unaudited balance sheet of the Company as of June 30, 2000, and the related statements of operations, changes in stockholders equity and fund balance and cash flows of the Company as of June 30, 2000, together with the notes thereto; and
        the unaudited balance sheets of the Company as of December 31, 2000 (the "Interim Balance Sheet") and related unaudited statements of operations, for the 6 months then ended.
      All of the Financial Statements are accurate and complete in all respects. The Financial Statements are in accordance with the books and records of the Company, present fairly the financial position of the Company as of the respective dates thereof and the results of operations and, changes in stockholders equity and fund balance and cash flows of the Company for the respective periods covered thereby, and have been prepared in conformity with GAAP applied on a consistent basi s, subject to normal recurring year-end adjustments, the effect of which will not be material and the absence of notes and statements of cash flows and changes in stockholders equity.
      At the date of the Interim Balance Sheet, (i) the Company had no Liabilities of any nature (matured or unmatured, fixed or contingent) required by GAAP consistently applied to be provided for in such Interim Balance Sheet which were not provided for, and (ii) all reserves established by the Company and set forth in the Interim Balance Sheet were adequate for the purposes for which they were established.
      As of the date of this Agreement, the Company has no Liabilities in excess of $5,000 individually or in the aggregate, except for (i) Liabilities identified as such in the "liabilities" column of the Interim Balance Sheet; and (ii) accounts payable and Liabilities (of the type required to be reflected as current liabilities in the "liabilities" column of a balance sheet prepared in accordance with GAAP) incurred and accrued by the Company in the Ordinary Course of Business since the date of the Interim Balance Sheet. As of the date of this Agreement, the Company has no liabilities with respect to Deloitte & Touche and 1185 Designs.
      As of the Closing Date, the Company shall have no Liabilities of the type required to be reflected in the "liabilities" column of a balance sheet prepared in accordance with GAAP (the "Closing Liabilities") in excess of $4,000,000 individually or in the aggregate. Such Closing Liabilities shall include:
        a note payable to Glenn Saito in the amount of $1,000,000 with an interest rate of eight percent (8%) and a maturity date of December 31, 2001 (the "Saito Note");
        a line of credit from Glenn Saito in the amount of $2,000,000 with an interest rate of eight percent (8%) and payment of such line of credit deferred until December 31, 2001 (the "Saito Line of Credit")
        a contingent liability in the amount of $150,000 reserved for the projected costs to settle or otherwise finally resolve the case of PumaTech, Inc. v. Quaartz Inc. case number CV795052 (the "Puma Litigation")
        deferred, waived or other compensation and associated benefits owed to the Company s employees in the amount of $350,000;
        a note payable from Grand Pacific Financing Corp. in the amount of $300,000 with a variable interest prime rate as set forth in the Wall Street Journal and a maturity date of June 30, 2001 (the "Grand Pacific Note"); and
        a General and Release Settlement Agreement dated January 11, 2000, by and between BroadVision, Inc. and the Company pursuant to which the Company shall owe $80,000 to BroadVision, Inc. (the "BroadVision Settlement Agreement").

    Other than the Saito Note and the Saito Line of Credit, as of the Closing Date, there shall be no other amounts owing to Glenn Saito. Other than the BroadVision Settlement Agreement, there shall be no other amounts owing to BroadVision, Inc. As of the Closing Date, notwithstanding any disclosure herein, the Saito Note, Saito Line of Credit, Grand Pacific Note, and the BroadVision Settlement Agreement shall be in full force and effect and the Company shall not be in default of any of the terms therein .

    Absence of Changes. Since December 31, 2000:
      there has not been any Company Material Adverse Effect, and no event has occurred that likely would result in a Company Material Adverse Effect;
      there has not been any material loss, damage or destruction to, or any interruption in the use of, any of the Company s assets (whether or not covered by insurance);
      the Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;
      the Company has not sold or otherwise issued any shares of capital stock or any other securities;
      the Company has not amended its Certificate of Incorporation or bylaws and has not effected or been a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
      the Company has not purchased or otherwise acquired any asset from any other Person, except for assets acquired by the Company in the Ordinary Course of Business;
      the Company has not leased or licensed any asset from any other Person except for assets leased or licensed in the Ordinary Course of Business;
      the Company has not made any individual capital expenditure, measured by invoice amount, in excess of $10,000;
      the Company has not sold or otherwise transferred, and has not leased or licensed, any asset to any other Person except for products sold by the Company from its inventory or products licensed by the Company in the Ordinary Course of Business;
      the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness, except in the Ordinary Course of Business;
      the Company has not pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except in the Ordinary Course of Business;
      the Company has not made any loan or advance to any other Person, including without limitation, any stockholder of the Company;
      the Company has not (i) established, adopted or amended any Employee Benefit Plan or (ii) paid any bonus or made any profit sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees other than increases for non-officer employees consistent with the Company s review and compensation policies in force prior to the date of this Agreement;
      the Company has not entered into, and neither the Company nor any of the assets owned or used by the Company has become bound by, any Contract, except in the Ordinary Course of Business;
      no Contract by which the Company or any of the assets owned or used by the Company is or was bound, or under which the Company has or had any rights or interest, has been amended or terminated, except in the Ordinary Course of Business;
      there has been no borrowing or agreement to borrow by the Company or change in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise or grant of a mortgage or security interest in any property of the Company, and the Company has not incurred, assumed or otherwise become subject to any Liabilities, other than accounts payable (of the type required to be reflected as current liabilities on a balance sheet prepared in accordance with GAAP) incurred by the Company in the Ordinary Course of Business;
      the Company has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except any that (i) are reflected as current liabilities in the Interim Balance Sheet or have been incurred by the Company since the date thereof in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;
      the Company has not forgiven any debt or otherwise released or waived any right or claim;
      the Company has not changed any of its methods of accounting or accounting practices in any respect;
      the Company has not entered into any transaction or taken any other action outside the Ordinary Course of Business; and
      the Company has not agreed or committed (in writing or otherwise) to take any of the actions referred to in clauses (c) through (t) above.
    Title to Assets; Equipment; Real Property, Leases.
      The Company owns, and has good, valid and marketable title to, all assets it purports to own, including (i) all assets reflected on the Interim Balance Sheet except for inventory sold by the Company since the date thereof in the Ordinary Course of Business; (ii) all assets acquired by the Company since the date of the Interim Balance Sheet except for inventory sold by the Company since the date of the Interim Balance Sheet in the Ordinary Course of Business; (iii) all assets referred to in Section 4.6(b) of the Disclosure Schedule and all of the Company s rights under Company Contracts; and (iv) all other assets reflected in the Company s books and records as being owned by the Company. All of said assets are owned by the Company free and clear of any Encumbrances, except liens for current taxes and assessments not delinquent.
      Section 4.6(b) of the Disclosure Schedule identifies all equipment, furniture, fixtures, improvements and other tangible and intangible assets owned by or leased to the Company with a value greater than $5,000, and sets forth the original cost and book value of each of said assets.
      To the Knowledge of the Company, each asset identified in Section 4.6(b) of the Disclosure Schedule (i) is free of defects and deficiencies and in good condition and repair, consistent with its age and intended use (ordinary wear and tear excepted); (ii) complies in all respects, and is being operated and otherwise used in full compliance, with all applicable Legal Requirements; and (iii) is adequate for the uses to which it is being put.
      The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Section 4.6(d) of the Disclosure Schedule (the "Leased Premises"). Section  4.6(d) of the Disclosure Schedule provides an accurate and complete description of the premises covered by said leases and the facilities located on such premises. The Company enjoys peaceful and undisturbed possession of such premises. The Company has delivered to Acquiror complete copies of all such leases. The Company holds a valid leasehold interest in such leases, in each case free and clear of all title defects, Encumbrances and restrictions of any kind, except: (i) mechanics , carriers , workers and other similar liens arising in the Ordinary Course of Business and (ii) liens for current taxes not yet due and payable. The Company has not entered into any leases or subleases which may conflict with the terms of the leases or subleases listed in Section 4.6(d) of the Disclosure Schedule.
      Section 4.6(e) of the Disclosure Schedule identifies all personal property assets that are being leased or licensed to the Company, other than licenses arising from the purchase of "off-the-shelf" or other standard products.
      All leases pursuant to which the Company leases real or personal property are valid and effective in accordance with their respective terms and, to the Company s Knowledge, there exists no default thereunder or occurrence or condition which could result in a default thereunder or termination thereof.
      The Company s Leased Premises are in a condition adequate for the conduct of the business in the Ordinary Course of Business, and the Company owns, or has a valid leasehold interest in or license to, all assets necessary for the conduct of its business as presently conducted.
    Bank Accounts. Section 4.7 of the Disclosure Schedule accurately sets forth, with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution:
      the name and location of the institution at which such account is maintained;
      the name in which such account is maintained and the account number of such account;
      a description of such account and the purpose for which such account is used;
      the current balance in such account as of a date within three business days of the date hereof;
      the rate of interest being earned on the funds in such account; and
      the names of all individuals authorized to draw on or make withdrawals from such account.

    There are no safe deposit boxes or similar arrangements maintained by or for the benefit of the Company.

    Receivables; Major Customers.
      Section 4.8 of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts and notes receivable and a list of all other receivables of the Company as of December 31, 2000.
      All existing accounts receivable of the Company (including those accounts receivable reflected on the Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since such date and have not yet been collected) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the Ordinary Course of Business.
      Section 4.8(c) of the Disclosure Schedule accurately identifies, and provides an accurate and complete list of the revenues received from, each customer or other Person that accounted for more than $10,000 of the gross revenues of the Company during fiscal year 2000.
      The Company has provided to Acquiror a copy of the Company s standard form of customer contract for each product or service it offers to customers, and all the Company s customer relationships are governed by such standard contracts. The Company has no oral contracts or agreements to deliver products or provide services.
    Accounts Payable; Major Suppliers.
      Section 4.9 of the Disclosure Schedule (i) provides an accurate and complete breakdown and aging of the Company s accounts payable as of December 31, 2000; (ii) provides an accurate and complete breakdown of all customer deposits and other deposits held by the Company as of December 31, 2000; and (iii) provides an accurate and complete breakdown of the Company s long term debt as of the date of this Agreement.
      Section 4.9 of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of, the amounts paid to each supplier or other Person, that received more than $10,000 from the Company in the fiscal year ended June 30, 2000 or the period from July 1, 2000 to December 31, 2000, other than amounts paid to employees or consultants and described in Section 4.15(a) or (b) of the Disclosure Schedule. Each such supplier or other Person has executed and delivered to the Company a valid and binding invoice or other agreement with the Company relating to the services or supplies to which such amounts relate.
    Proprietary Assets.
      Schedule 4.10 of the Disclosure Schedule sets forth each of the following Proprietary Assets owned by or licensed to the Company or otherwise used in connection with the Company s business: all United States and foreign (i) patent and patent applications; (ii) registered trademarks and trademark applications; (iii) registered copyrights and applications for copyright registration; (iv) mask work registrations and applications to register mask works; and (v) any other such Proprietary Asset that is the subject of an application to, or certificate or registration issued by, any state, government or other public legal authority.
      All material designs, drawings, specifications, schematics, designs, source code, object code, scripts, documentation, flow charts, diagrams, data lists, databases, compilations and information incorporating, embodying or reflecting any of the Proprietary Assets of the Company at any stage of their development were written, developed and created solely and exclusively by employees of the Company without the assistance of any third party or entity or were created by third parties who assigned ownership of their rights to the Company by means of valid and enforceable consultant confidentiality and invention assignment agreements, copies of which have been made available to Acquiror. The Company has taken all reasonable measures and precautions necessary to protect the confidentiality and value of each Proprietary Asset that is owned by or licensed to the Company or that is otherwise used in connection with the Company s business.
      The Company has not granted any third party any right to manufacture, reproduce, license, use, distribute, market or exploit any of its Proprietary Assets or any adaptations, translations, or derivative works based on the Proprietary Assets or any portion thereof. No Proprietary Asset is a "derivative work" of any original work currently owned by a third party as the term "derivative work" is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.
      All current and former employees and consultants of the Company have executed a Proprietary Information and Inventions Agreement substantially in the form attached as Exhibit C. Such agreements constitute valid and binding obligations of the Company and such person, enforceable in accordance with their respective terms. To the Knowledge of the Company, no such employee or consultant is in violation thereof. The Company does not believe it is or will be necessary to utilize any inventions, trade secrets or proprietary information of any Company employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information identified in Schedule 4.10(c) of the Disclosure Schedule, which have been assigned to the Company.
      None of the Proprietary Assets owned or used by the Company violate or infringe or, if used in the Company s business as currently proposed to be conducted, would violate or infringe, any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others. The Company is not infringing and has not at any time infringed or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of any Proprietary Asset owned or used by any other Person. To the Company s Knowledge, no Person is infringing, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset owned or used by Company. The Company has not entered into any agreement to indemnify any other Person against any charge of infringement, misappropriation or other conflict with respect to any Proprietary Asset.
      There are no royalties, honoraria, fees or other payments payable by the Company to any person by reason of the ownership, use, license, sale or disposition of any Proprietary Asset of the Company.
      The Proprietary Assets owned by or licensed to the Company include all Proprietary Assets necessary to conduct the Company s business to the same extent and in the same manner as currently conducted and currently anticipated by the Company to be conducted. Such ownership or right to use, and to license others to use, are free and clear of, and without liability under, all claims and right of third parties (other than the licensor).
      All proprietary software developed by the Company and currently sold, licensed or otherwise used by the Company in its business is free from significant programming errors, operates in substantial conformity with its user documentation and other descriptions and standards applicable thereto provided by the Company, and does not contain any virus, timer, clock, counter, or other limiting design, instruction or routine, that would, without the user s knowledge and consent, erase data or programming code or cause such software to become inoperable or otherwise incapable of being used in the full manner for which it was designed and created.
    Contracts.
      Section 4.11 of the Disclosure Schedule lists each of the following Company Contracts:
        any Company Contract or series of related Company Contracts requiring in the aggregate payments after the date hereof by or to the Company of more than $10,000;
        any Company Contract with or for the benefit of any current officer, director, stockholder, employee or consultant of the Company;
        any Company Contract with any labor union or association representing any employee of the Company;
        any Company Contract for the purchase or sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause or that obligate the Company to purchase all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;
        any Company Contract for sale of any of the assets or properties of the Company other than in the Ordinary Course of Business or for the grant to any Person of any options, rights of first refusal, or preferential or similar rights to purchase any such assets or properties;
        any agreement of surety, guarantee or indemnification, other than agreements in the Ordinary Course of Business with respect to obligations in an aggregate amount not in excess of $10,000;
        any Company Contract containing covenants of the Company not to compete in any line of business, in any geographic area or with any Person or covenants of any other Person not to compete with the Company or in any line of business of the Company;
        any Company Contract granting or restricting the right of the Company to use any Proprietary Assets;
        any Company Contract with customers or suppliers for the sharing of fees, the rebating of charges or other similar arrangements;
        any Company Contract with any holder of securities of the Company as such (including, without limitation, any Company Contract containing an obligation to register any of such securities under any federal or state securities laws);
        any Company Contract obligating the Company to deliver services or product enhancements or containing a "most favored nation" pricing clause;
        any Company Contract relating to the acquisition by the Company of any operating business or the capital stock of any other person;
        any Company Contract requiring the payment to any Person of a brokerage or sales commission or a finder s or referral fee (other than arrangements to pay commission or fees to employees in the Ordinary Course of Business);
        any Company Contract or note relating to or evidencing outstanding indebtedness for borrowed money;
        any lease, sublease or other Company Contract under which the Company is lessor or lessee of any real property or equipment or other tangible property with respect to obligations in excess of $10,000; and
        any other material Company Contract whether or not made in the ordinary course of business.
      Each Company Contract is valid and in full force and effect, and is enforceable by the Company in accordance with its material terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.
      Neither the Company nor, to the Knowledge of the Company, any party to a Company Contract is in default under any Company Contract. No event has occurred, and no circumstance or condition exists, that likely would (with or without notice or lapse of time) (A) result in a violation or breach by the Company of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract. The Company has not waived any of its rights under any Company Contract, except in the Ordinary Course of Business.
      (i) The Company has never guaranteed or otherwise agreed to cause, insure or become liable for, and has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person except in the Ordinary Course of Business; and (ii) the Company has never been a party to or bound by (A) any joint venture agreement, partnership agreement, profit sharing agreement, cost sharing agreement, loss sharing agreement or similar Contract, or (B) any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest.
      To the Knowledge of the Company, the performance of the Company Contracts will not result in any violation of or failure to comply with any Legal Requirement.
      No Person is materially renegotiating, nor has the contractual right to materially renegotiate, any amount paid or payable to the Company under any Company Contract or any other material term or provision of any Company Contract .
      Schedule 4.11(h) of the Disclosure Schedule identifies and provides an accurate and brief description of each proposed Contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Company that would commit the Company to deliver goods or provide services with a value in excess of $10,000 and is outstanding.
      No party to any Company Contract has notified the Company or made a claim to the effect that the Company has failed to perform an obligation thereunder. In addition, to the Knowledge of the Company, there is no plan, intention or indication of any contracting party to any Company Contract to cause the termination, cancellation or modification of such Contract or to reduce or otherwise change its activity thereunder so as to adversely affect the benefits derived or expected to be derived therefrom by the Company.
      The Contracts identified in Section 4.11 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.
    Compliance With Legal Requirements.
      The Company is in compliance with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets, except where the failure to be in such compliance would not have a Company Material Adverse Effect.
      To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, except where the failure to be in such compliance would not have a Company Material Adverse Effect.
      The Company has not received at any time any notice or other communication (in writing or otherwise) from any Governmental Body, or any other Person, regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.
      To the Knowledge of the Company, no Governmental Body has proposed or is considering any Legal Requirement (other than any Legal Requirement that would be applicable generally to the high technology industry) that, if adopted or otherwise put into effect, would specifically affect the Company and may have a Company Material Adverse Effect.
    Governmental Authorizations.
      Section 4.13 of the Disclosure Schedule identifies (i) each Governmental Authorization that is held by the Company; and (ii) each other Governmental Authorization that, to the Knowledge of the Company, is held by any of the Company s employees and is used in connection with the Company s business. The Company has delivered to Acquiror accurate and complete copies of all of the Governmental Authorizations identified in Section 4.13 of the Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Section 4.13 of the Disclosure Schedule is valid and in full force and effect.
      To the Knowledge of the Company, the Governmental Authorizations identified in Section 4.13 of the Disclosure Schedule constitute all of the Governmental Authorizations necessary (i) to enable the Company to conduct its business in the manner in which its business is currently being conducted and (ii) to permit the Company to own and use its assets in the manner in which they are currently owned and used.
    Tax Matters.
      Each Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Company (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis. Any Tax required to have been withheld or collected by the Company has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.
      Section 4.14(b) of the Disclosure Schedule accurately identifies all Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the date hereof ("Company Returns"). All Company Returns (i) have been or will be filed when due, and (ii) have been, or will be when filed, accurately and completely prepared in material compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the date hereof, and all amounts otherwise payable in connection with the Company Returns on or before the date hereof, have been paid. The Company has delivered to Acquiror accurate and complete copies of Company Returns filed by the Company.
      The Company s liability for unpaid Taxes for all periods ending on or before the date of the Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred taxes) reported in the Financial Statements. The Company has established reserves for the payment of all Taxes for the period from the date of the Financial Statements through the date of the Closing and shall disclose the dollar amount of such reserves to the Acquiror. The Company s liability for unpaid Taxes for the period beginning after the date of the Financial Statements and ending on the date of the Closing does not, in the aggregate, exceed the dollar amount of such reserves disclosed to the Acquiror.
      Section 4.14(d) of the Disclosure Schedule accurately identifies each examination or audit of any Company Return that has been conducted by any Governmental Body. The Company has delivered to Acquiror accurate and complete copies of all audit reports and similar documents relating to Company Returns. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company. The Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code.
      No claim or other Proceeding is pending or to the Company s Knowledge has been threatened against or with respect to Company in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. The Company is in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any Governmental Body to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse affect on such compliance.
      There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code.
      All stock options that the Company has treated as incentive stock options under Section 421 of the Code meet the requirements of Section 422 of the Code.
      The Company has no net operating losses or other tax attributes presently subject to limitation under Code Sections 382, 383, or 384.
      The Company is not liable for Taxes incurred by any individual, trust, corporation, partnership or other entity other than Company, either as a transferee or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, state or local law or regulation. The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.
      The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been a United States real property holding corporation within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
      The Company is not a party to any joint venture, partnership or other arrangement or contract (either in writing, formally or informally) which could be treated as a partnership for United States federal income tax purposes.
    Employee and Labor Matters.
      Section 4.15(a) of the Disclosure Schedule accurately sets forth, with respect to each employee of the Company (including any employee of the Company who is on a leave of absence or on layoff status) (i) the name of such employee and the date as of which such employee was originally hired by the Company; (ii) such employee s title; (iii) such employee s annualized compensation as of the date of this Agreement; (iv) the amount of deferred compensation or other compensation (including any paid time off) due to such employee at the Closing Date; (v) the amount of compensation that the employee has waived; (vi) each Current Benefit Plan in which such employee participates or is eligible to participate; (vii) any Governmental Authorization that is held by such employee and that is used in connection with the Company s business, other than visa and work permits; and (viii) in the case of any deferred compensation or other arrangement that is not in writing, a complete description of the terms of that arrangement (which, in the case of deferred compensation, shall include the amount of deferred compensation, the date to which the payment has been deferred, the basis upon which interest or gain will be credited, if any, and whether or not the deferred compensation was included as compensation in the year of deferral for purposes of FICA and FUTA payments. The Company shall provide to Acquiror true and correct copies of documents executed by each employee of the Company in which the employee acknowledges the amount of his or her compensation, deferred compensation or waived compensation (including any paid time off).
      Schedule 4.15(b) of the Disclosure Schedule contains a list of individuals who are currently performing services for the Company and are classified as "consultants" or "independent contractors," and the respective compensation of each such "consultant" or "independent contractor."
      There is no former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company or otherwise) relating to such former employee s employment with the Company.
      The Company is not a party to or bound by any employment agreement or any union contract, collective bargaining agreement or similar Contract.
      The employment of each of the Company s employees is terminable by the Company at will. The Company has delivered to Acquiror accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements, employment agreements and other materials relating to the employment of the current employees of the Company.
      To the Knowledge of the Company (i) no employee of the Company intends to terminate his or her employment with the Company and the Company does not have a present intention to terminate the employment of any employee; (ii) no employee of the Company has received since December 31, 2000, nor is currently considering, an offer to join a business that likely would be competitive with the Company s business; and (iii) no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that likely would have an adverse effect on (A) the performance by such employee of any of his or her duties or responsibilities as an employee of the Company, or (B) the Company s business or operations.
      To the Company s Knowledge, the Company is not engaged, and has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or any of its employees. There is not now pending, and to the Knowledge of the Company no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute, nor has any event occurred, nor does any condition or circumstance exist, that likely would directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.
      To the Knowledge of the Company, each employee of the Company is in compliance with all applicable visa and work permit requirements. No visa or work permit held by an employee of the Company will expire during the six (6) month period beginning at the date of this Agreement.
    Benefit Plans; ERISA.
      Section 4.16 of the Disclosure Schedule lists (i) all Employee Benefit Plans, (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of the Company or any ERISA Affiliate, and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, which the Company or any ERISA Affiliate maintains, contributes to or has any obligation to or liability for (collectively, the "Plans").
      None of the Plans is a Defined Benefit Plan, and neither the Company nor any ERISA Affiliate has ever sponsored, maintained or contributed to, or ever been obligated to contribute to, a Defined Benefit Plan.
      None of the Plans is a Multiemployer Plan, and neither the Company nor any ERISA Affiliate has ever contributed to, or ever been obligated to contribute to, a Multiemployer Plan.
      The Company does not maintain or contribute to any welfare benefit plan that provides health benefits to an employee after the employee s termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.
      Each Plan that is an Employee Benefit Plan complies by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect and applicable to the Plan, including but not limited to ERISA and the Code.
      All reports, forms and other documents required to be filed with any Governmental Body with respect to any Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed and are accurate.
      Each Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter issued by the Internal Revenue Service that provides that it so qualifies through the last day of the "TRA 86 Remedial Amendment Period," as such term is defined in Section 3.02 of Revenue Procedure 96-55 issued by the Internal Revenue Service and that its related trust is exempt from taxation under Section 501 of the Code. To the Company s Knowledge, nothing has occurred since the date of the Internal Revenue Service s favorable determination letter that could adversely affect the qualification of such Plan or the tax exempt status of its related trust.
      All contributions for all periods ending prior to the Closing (including periods from the first day of the current plan year to the Closing) have been made prior to the Closing by the Company.
      All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Plans for plan years ending on or before the Closing.
      With respect to each Employee Benefit Plan:
        no prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available;
        no action or claims (other than routine claims for benefits made in the ordinary course of Plan administration for which Plan administrative review procedures have not been exhausted) are pending, threatened or imminent against or with respect to the Plan, any employer who is participating (or who has participated) in any Plan or any fiduciary (as defined in Section 3(21) of ERISA) of the Plan;
        neither the Company nor any fiduciary has any Knowledge of any facts which could give rise to any such action or claim; and
        it provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to current, terminated employees or any beneficiary may be amended or terminated by the Company at any time without liability.
      Neither the Company nor any ERISA Affiliate has any liability or is threatened with any liability (whether joint or several) (i) for any excise tax imposed by Sections 4971, 4975, 4976, 4977 or 4979 of the Code, or (ii) to a fine under Section 502 of ERISA.
      All of the Plans listed in the Disclosure Schedule, to the extent applicable, are in compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA.
      True, correct and complete copies of all documents creating or evidencing any Plan listed in the Disclosure Schedule have been delivered to Acquiror, and true, correct and complete copies of all reports, forms and other documents required to be filed with any governmental entity or furnished to participants (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA) have been delivered to Acquiror. There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements listed in the Disclosure Schedule.
      All expenses and liabilities relating to all of the Plans described in the Disclosure Schedule have been, and will on the Closing be fully and properly accrued on the Company s books and records and disclosed in accordance with generally accepted accounting principles and in Plan financial statements.
    Environmental Matters. The Company is and, to the Knowledge of the Company, has been at all times in compliance in all material respects with all Environmental Laws. The Company has now and at all times has had all the necessary permits required under Environmental Laws for the operation of its business, and is not and has not been in violation of any of the terms and conditions of any of its permits. The Company has not received any notice or other communication (in writing or otherwise) that alleges that the Company is not in compliance with any Environmental Law. The Company has not generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released, or disposed of any Hazardous Materials (whether lawfully or unlawfully) at any of the Leased Premises occupied or controlled by the Company on or at any time prior to the date hereof other than common household and office products in de minimis quantities. To the Knowledge of the Company: (a) there are not and have not been any releases or threatened releases of any Hazardous Materials in any quantity (other than common household and office products in de minimis quantities) at, on, or from the Leased Premises, (b) there are no circumstances that may prevent or interfere with the Company s compliance with any Environmental Law, and (c) no former owner or user of the Leased Premises engaged in any type of manufacturing or commercial activity which might be reasonably expected to generate, manufacture, produce, transport, import, use, treat, refine, process, handle, store, discharge, release, or dispose of any Hazardous Materials (whether lawfully or unlawfully) on the Leased Premises.
    Sale of Products; Performance of Services.
      The Company has not made any express warranties or guarantees relating to its products that are in effect as of the date hereof. No customer or other Person has ever asserted or threatened to assert any material claim against the Company (i) under or based upon any warranty provided by or on behalf of the Company, or (ii) under or based upon any other warranty relating to any product sold by the Company or any services performed by the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim. During the twelve (12) month period ended on December 31, 2000, the Company has received no customer complaints pursuant to which the Company gave a credit or accepted a product return for a refund in either case in excess of $5,000.
      The Company has in place and at all times has had in place an adequate and appropriate quality control program.
    Insurance.
      Section 4.19 of the Disclosure Schedule accurately identifies each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, the Company. Section 4.19 also identifies (1)  each pending application for insurance that has been submitted by or on behalf of the Company and (2) each self-insurance or risk-sharing arrangement affecting the Company or any of its assets. The Company has delivered to, or made available for inspection by, Acquiror accurate and complete copies of all of the insurance policies identified in Section 4.19 of the Disclosure Schedule (including all renewals thereof and endorsements thereto) and binders relating thereto indicating that such policies are in full force and effect as of the date hereof, and all of the pending applications identified in Section 4.19 of the Disclosure Schedule.
      Each of the policies identified in Section 4.19 of the Disclosure Schedule is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to the Knowledge of the Company, is solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis. The nature, scope and dollar amounts of the insurance coverage provided by said policies are reasonable and customary in light of the Company s business, assets, operations, key employees, services and potential liabilities and comply with all insurance coverage requirements of Company Contracts.
      There is no pending claim under or based upon any of the policies identified in Section 4.19 of the Disclosure Schedule, and to the Company s Knowledge, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.
      The Company has not received:
        any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Section 4.19 of the Disclosure Schedule or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies;
        any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the policies identified in Section 4.19 of the Disclosure Schedule; or
        any indication that the issuer of any of the policies identified in Section 4.19 of the Disclosure Schedule may be unwilling or unable to perform any of its obligations thereunder.
    Related Party Transactions.
      No Related Party has, and no Related Party has at any time since January 1, 2000, had, any direct or indirect interest of any nature in any asset used in or otherwise relating to the business of the Company;
      no Related Party is, or has at any time since January 1, 2000, has been, indebted to the Company;
      since January 1, 2000, no Related Party has entered into, or has had any direct or indirect financial interest in, any Contract, transaction or business dealing of any nature involving the Company and no such Contract, transaction or business dealing of any nature is necessary to operate the business of the Company as it is currently conducted;
      to the Company s Knowledge, no Related Party is competing, or has at any time since January 1, 2000, competed, directly or indirectly, with the Company in any market served by the Company;
      to the Company s Knowledge, no Related Party has any claim or right against the Company; and
      to the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against the Company.
    Proceedings; Orders.
      There is no pending Proceeding, and to the Knowledge of the Company, no Person has threatened to commence any Proceeding (i) that involves the Company or that otherwise relates to or likely would affect the Company s business or any of the assets owned or used by the Company (whether or not the Company is named as a party thereto); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.
      The Company has delivered to Acquiror accurate and complete copies of all pleadings, correspondence and other written materials to which the Company has access that relate to the Proceedings identified in Section 4.21 of the Disclosure Schedule.
      There is no Order to which the Company, or any of the assets owned or used by the Company, is subject.
      To the Knowledge of the Company, no officer or employee of the Company is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Company s business.
      Other than any proposed Order that would be applicable generally to the high technology industry, there is no Order, or to the Knowledge of the Company proposed Order, that, if issued or otherwise put into effect, likely would have a Company Material Adverse Effect.
    Non-Contravention; Consents. Neither the execution and delivery of this Agreement or the other Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):
      contravene, conflict with or result in a violation of (i) any of the provisions of the Company s Certificate of Incorporation or bylaws, or (ii) any resolution adopted by the Company s stockholders, the Company s board of directors or any committee of the Company s board of directors, if any;
      to the Knowledge of the Company, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, is subject;
      cause the Company to become subject to, or to become liable for the payment of, any Tax;
      cause any of the assets owned or used by the Company to be reassessed or revalued by any taxing authority or other Governmental Body;
      to the Knowledge of the Company, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its employees or that otherwise relates to the Company s business or to any of the assets owned or used by the Company;
      contravene, conflict with or result in a violation or breach of, or result in a default under, any material provision of any of the Company Contracts;
      give any Person the right to (i) declare a default or exercise any remedy under any Company Contract, (ii) accelerate the maturity or performance of any Company Contract, or (iii) cancel, terminate or modify any Company Contract;
      give any Person the right to any payment by the Company or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of the Company in favor of any Person, in any such case as a result of the change in control of the Company or otherwise resulting from the Transactions; or
      result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company.

    Except as set forth in Section 4.22 of the Disclosure Schedule, the Company will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation or performance of any of the Transactions. As of the Closing, all such filings, notices and Consents have been duly made, given or obtained and are in full force and effect, other than those which by their nature are required to be made, given or obtained after the execution of this Agreement, all of which shall be made, given or obtained within the time required therefor.

    Brokers. The Company has not agreed or become obligated to pay, or taken any action that likely would result in any Person claiming to be entitled to receive, any brokerage commission, finder s fee or similar commission or fee in connection with any of the Transactions.
    Tax Treatment. Neither the Company nor any of its affiliates has taken any action that could pose a material risk to the status of the Merger as a reorganization under the provisions of Section 368(a) of the Code.
    Full Disclosure.
      Neither this Agreement (including all Schedules and Exhibits hereto), nor any of the Transactional Agreements, contains any untrue statement of material fact or omits to state any material fact necessary to make any of the representations, warranties or statements contained therein on behalf of the Company or any of the Stockholders not misleading.
      As of the date of this Agreement, the Company has provided Acquiror and Acquiror s Representatives with full and complete access to all of the Company s records and other documents and data requested by them.
      The information supplied by the Company for inclusion in the information statement to be sent to the stockholders of the Company in connection with such stockholders consideration of the Merger (such information statement as amended or supplemented is referred to herein as the "Information Statement") shall not, on the date the Information Statement is first mailed to the Company s stockholders, at the time of the stockholder meeting or action and at the Effective Time, contain any untrue statement of material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies or written consents for stockholder meeting or action that has become false or misleading. The Company makes no representation, warranty or covenant with respect to any information supplied by Acquiror or Merger Sub that is contained in the Information Statement.
      All of the information set forth in the Disclosure Schedule, and all other information regarding the Company and its business, condition, assets, liabilities, operation, financial performance, net income and prospects that has been furnished to Acquiror or any of its Representatives by or on behalf of Company or any of the Company s Representatives, is accurate and complete in all material respects.
    Powers of Attorney. The Company has not given a power of attorney to any Person.
    Voting Arrangements. There are no outstanding stockholder agreements, voting trusts, proxies or other arrangements or understandings relating to the voting of any shares of the capital stock of the Company.
    ACCO Brands
      The Company entered into an agreement with ACCO Brands, dated December 30, 1999 (the "1999 ACCO Agreement") pursuant to which it purchased 100% of the common stock of Day-Timer Digital, Inc. ("Day-Timer") in return for the following consideration: (i) the issuance to ACCO Brands of a $4,000,000 note (the "$4 Million Note"), (ii) the issuance to ACCO Brands of a $1,750,000 note (the "$1.75 Million Note") and (iii) the issuance to ACCO Brands of a warrant to acquire 600,000 shares of Company Stock (the "ACCO Warrant"). The $1.75 Million Note was duly sold by ACCO Brands to Glenn Saito.
      The Company has duly returned the capital stock of Day-Timer and Day-Timer intellectual property to ACCO Brands, and pursuant to such return ACCO Brands has agreed to cancel the $4 Million Note. By or before the Closing, ACCO Brands and the Company shall have entered into a settlement agreement (the "ACCO Settlement Agreement") a copy of which shall be attached hereto as Section 4.28 to the Disclosure Schedule and which shall be in full force and effect as of the Closing. Pursuant to the ACCO Settlement Agreement, ACCO Brands has agreed to the return of the Day-Timer capital stock and the cancellation of the $4 Million Note. Notwithstanding any disclosure herein, the Company warrants and represents that it does not owe any amounts to ACCO Brand and that it has no liability whatsoever with respect to the 1999 ACCO Agreement, the return of the Day-Timer capital stock to ACCO Brands, the cancellation of the $4 Million Note, the ACCO Settlement Agreement or any other matters, except for the ACCO Warrant. The Company further warrants and represents that the ACCO Warrant shall be cancelled or terminated prior to the Closing Date. Any claim by ACCO Brands against the Company or the Acquiror shall be deemed to be Damages that Acquiror has incurred and subject to indemnification pursuant to Article 9.

  REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

  Acquiror and Merger Sub represent and warrant to the Company as follows:

    Due Organization; Good Standing; Authority; Binding Nature of Agreements.
      Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority (i) to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used and in the manner in which its assets are proposed to be owned and used; and to enter into and perform its obligations under the Transactional Agreements.
      Each of Acquiror and Merger Sub is duly qualified and in good standing as a foreign corporation in each of the jurisdictions in which the nature of its business or the ownership or leasing of its properties requires such qualification and where the failure to be so qualified and in good standing would have an Acquiror Material Adverse Effect.
      The execution, delivery and performance of each of the Transactional Agreements to which it is a party have been duly authorized by all necessary action on the part of each of Acquiror and Merger Sub and their respective boards of directors and the sole stockholder of Merger Sub.
      Each of the Transactional Agreements to which it is a party constitutes the legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy and other similar laws and general principles of equity.
    Capitalization; Ownership of Stock. As of December 31, 2000:
      The authorized capital stock of the Acquiror consists of Twenty Million (20,000,000) shares of Common Stock, $0.01 par value per share and Two Million (2,000,000) shares of Preferred Stock, $0.01 par value per share, of which One Hundred Twenty Thousand (120,000) shares have been designated as Series B Preferred Stock ("Series B Preferred Stock"). The outstanding capital of the Acquiror consists of (i) Twelve Million Eight Hundred Thirty-Seven Thousand Seven Hundred Ninety (12,837,790) shares of Common Stock, (ii) Eighty-Seven Thousand Six Hundred Twenty (87,620) shares of Series B Preferred Stock, (iii) options to purchase Three Million One Hundred Seventy-Eight Thousand Nine Hundred Ninety-Three (3,178,993) shares of Common Stock, and (iii) warrants to purchase One Million Three Hundred Eighty-One Thousand Sixty-Nine (1,381,069) shares of Common Stock. The authorized capital stock of Merger Sub consists of One Thousand (1,000) shares of Common Stock, $0.001 par value per share. The outstanding capital stock of Merger Sub consists of One Thousand (1,000) shares of Common Stock, all of which have been issued to Acquiror.
      All of the shares of Common Stock and Series B Preferred Stock of Acquiror and all shares of the Common Stock of the Merger Sub currently outstanding (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, and (iii) have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements.
    Acquiror SEC Documents Acquiror has furnished or made available to the Company true and complete copies in the form so filed of its annual report on From 10-KSB for its fiscal year ended September 30, 2000 and all SEC Documents filed by Acquiror after the filing of such Form 10-KSB. As of their respective filing dates, such SEC Documents filed by Acquiror and all SEC Documents filed after the date hereof but before the Closing complied or, if filed after the date hereof, will comply in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, as the case may be, and none of SEC Documents contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of Acquiror, including the notes thereto, included in the SEC Documents (the "Acquiror Financial Statements") comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-QSB under the Exchange Act) and present fairly the consolidated financial position of Acquiror at the dates thereof and the consolidated results of its operations, stockholders equity and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments).
    Information Statement The information supplied by Acquiror for inclusion in the Information Statement shall not, on the date the Information Statement is first mailed to the Company s stockholders, at the time of the stockholder meeting or action and at the Effective Time, contain any untrue statement of material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation or proxies or written consents for stockholder meeting or action that has become false or misleading. Acquiror makes no representation, warranty or covenant with respect to any information supplied by the Company that is contained in the Information Statement.
    Issuance of Acquiror Common Stock The shares of Acquiror Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued, delivered and paid for, will be validly issued, fully paid, non-assessable and not subject to any preemptive rights and will be issued in compliance with applicable federal and state securities laws.
    Brokers. The Acquiror has not agreed or become obligated to pay, or taken any action that likely would result in any Person claiming to be entitled to receive, any brokerage commission, finder s fee or similar commission or fee in connection with any of the Transactions.
    Non-Contravention; Consents. Neither the execution and delivery of this Agreement or the Transactional Agreements to which Acquiror or Merger Sub, as the case may be, is a party, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation of (i) any of the provisions of Acquiror s or Merger Sub s respective certificate of incorporation or bylaws, or (ii) any resolution adopted by Acquiror s or Merger Sub s stockholders, Acquiror s or Merger Sub s board of directors or any committee of Acquiror s or Merger Sub s board of directors. With the exception of the filing of the Certificate of Merger in the State of Delaware and any necessary filings pursuant to federal and state securities laws or the rules of other regulatory bodies, Acquiror and Merger Sub will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.
    Tax Treatment. Neither Acquiror nor any of its affiliates has taken any action that could pose a material risk to the status of the Merger as a reorganization under the provisions of Section 368(a) of the Code.

  CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME

    Conduct of Business of the Company During the period commencing on the date hereof and continuing until the Effective Time, the Company agrees that the Company, except as otherwise expressly contemplated by this Agreement or agreed to in writing by the Acquiror:

    (a) will carry on its business only in the ordinary course and consistent with past practice;

    (b) will not declare or pay any dividend on or make any other distribution (however characterized) in respect of shares of its capital stock;

    (c) will not, directly or indirectly, redeem or repurchase, or agree to redeem or repurchase, any shares of its capital stock except from employees;

    (d) will not amend its Certificate of Incorporation or By-Laws;

    (e) will not issue, or agree to issue, any shares of its capital stock, or any options, warrants or other rights to acquire shares of its capital stock, or any securities convertible into or exchangeable for shares of its capital stock;

    (f) will not combine, split or otherwise reclassify any shares of its capital stock;

    (g) will not form a subsidiary;

    (h) will use its commercially reasonable best efforts to preserve intact its present business organization, keep available the services of its officers and key employees and preserve its relationships with clients and others having business dealings with it to the end that its goodwill and ongoing business shall not be materially impaired at the Effective Time;

    (i) will not (i) make any capital expenditures individually in excess of $5,000 or in the aggregate in excess of $25,000, (ii) enter into any license, distribution, OEM, reseller, joint venture or other similar agreement, other than licenses in connection with the purchase of "off-the-shelf" or other standard products, (iii) enter into or terminate any lease of, or purchase or sell, any real property, (iv) enter into any leases of personal property involving individually in excess of $5,000 annually or in the aggregate in excess of $25,000 annually, (v) incur or guarantee any additional indebtedness for borrowed money, (vi) create or permit to become effective any security interest, mortgage, lien, charge or other encumbrance on its properties or assets;

    (j) will not adopt or amend any Employee Benefit Plan for the benefit of its employees, or increase the salary or other compensation (including, without limitation, bonuses or severance compensation) payable or to become payable to its employees or accelerate, amend or change the period of exercisability or the vesting schedule of options granted under any stock option plan or agreements except as specifically required by the terms of such plans or agreements, or enter into any agreement to do any of the foregoing;

    (k) will not accelerate receivables or delay payables;

    (l) will promptly advise the Acquiror of the commencement of, or threat of (to the extent that such threat comes to the Knowledge of the Company) any claim, action, suit, proceeding or investigation against, relating to or involving the Company or any of its directors, officers, employees, agents or consultants in connection with their businesses or the transactions contemplated hereby that could reasonably be expected to have a Company Material Adverse Effect;

    (m) will use its commercially reasonable efforts to maintain in full force and effect all insurance policies maintained by the Company on the date hereof;

    (n) will not enter into any agreement to dissolve, merge, consolidate or, except in the ordinary course, sell any material assets of the Company, or acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets in excess of $5,000 in the aggregate; and

    (o) will not change the Company s method of accounting and will not make any Tax elections that would adversely affect Acquiror or its subsidiaries without the consent of Acquiror.

    Other Negotiations Neither the Company nor any of the Stockholders will (nor will they permit any of their respective officers, directors, employees, agents, partners and affiliates on their behalf to) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than Acquiror) regarding any acquisition of the Company, any merger or consolidation with or involving the Company, or any acquisition of any material portion of the stock or assets of the Company, or any equity or debt financing of the Company or any material license of Proprietary Assets (any of the foregoing being referred to in this Agreement as an "Acquisition Transaction") or enter into an agreement concerning any Acquisition Transaction with any party other than Acquiror. If between the date of this Agreement and the termination of this Agreement pursuant to Article 10, the Company receives from a third party any offer to negotiate or consummate an Acquisition Transaction, the Company shall (i) notify Acquiror immediately (orally and in writing) of such offer, including the identity of such party and the terms of any proposal therein, and (ii) notify such third party of the Company s obligations under this Agreement.

  ADDITIONAL COVENANTS

    Access to Properties and Records. The Company and the Acquiror will provide each other and their respective accountants, counsel and other authorized advisors, with reasonable access, during business hours, to their premises and properties and their books and records (including, without limitation, contracts, leases, insurance policies, litigation files, minute books, accounts, working papers and tax returns filed and in preparation) and will cause its officers to furnish to each other and their respective authorized advisors such additional financial, tax and operating data and other information pertaining to their respective businesses as the Company or the Acquiror, as the case may be, shall from time to time reasonably request. All of such data and information shall be kept confidential by Acquiror and the Company unless and until the Merger is consummated. The parties acknowledge that the Company and Acquiror have previously executed a confidentiality agreement dated August 31, 2000, which confidentiality agreement shall continue in full force and effect in accordance with its terms.
    Issuance of Company Common Stock to Certain Company Employees. Prior to the Effective Time, the Company shall issue to the employees of the Company listed on Schedule 7.2 hereto the number of shares of Common Stock of the Company at a purchase price set forth on Schedule 7.2. Any Tax required to have been withheld or collected by the Company in connection with such issuance shall have been duly withheld and collected, and (to the extent required) such Tax shall have been paid to the appropriate Governmental Body. In calculating any Tax required to have been withheld or collected by the Company in connection with such issuance, such Tax shall be calculated based on the value of the Acquiror Stock to be received pursuant to Section 3.1 hereof.
    Reasonable Efforts; etc. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use his/its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including obtaining any consents, authorizations, exemptions and approvals from, and making all filings with, any governmental or regulatory authority, agency or body which are necessary in connection with the transactions contemplated by this Agreement.
    Employee Offers The Company will use its best reasonable efforts to retain the employees designated on Schedule 7.4 (the "Offered Employees") as employees through the Closing Date. Immediately prior to the Effective Time, the Company shall terminate all other employees other than the Offered Employees.
    Registration Statement on Form S-3 Subject to the Shelf Registration Agreement attached hereto as Exhibit D (the "Shelf Registration Agreement"), Acquiror will, no later than one hundred twenty (120) days following the Closing, file a registration statement with the SEC for the resale of shares of Acquiror Stock (the "Registrable Securities") received, or to be received, by the Stockholders; and Acquiror will use its best efforts to cause such registration statement to be declared effective on or before the date upon which any Stockholder is entitled to sell any of the Registrable Securities pursuant to the Lock-Up Agreement (as defined below). Acquiror will use its best efforts to maintain the effectiveness of such registration statement (or any appropriate replacement registration statement) until the earlier of the date on which all of the Registrable Securities are sold and twelve (12) months following the effective date of such registration statement. This filing is subject to the Shelf Registration Agreement which Acquiror will enter into with the Stockholders; provided, however, that only Stockholders who enter into and comply with the Shelf Registration Agreement (and their permitted transferees under such agreement) will be entitled to sell shares of Acquiror Common Stock under such registration statement. The Acquiror shall file with the SEC in a timely manner all reports and other documents required of the Acquiror under the Securities Act and the Exchange Act. In addition, the Acquiror shall use its best efforts to be eligible to file a registration statement on Form S-3 (or a substantially similar equivalent registration form under the Securities Act subsequently adopted by the SEC that permits inclusion of or incorporation by reference to other documents filed by the Acquiror with the SEC).
    Voting Agreement; Proxies The Company shall use its best efforts, on behalf of Acquiror, and pursuant to the request of Aquiror, to cause the directors, officers and greater-than-5% stockholders of the Company to execute and deliver to Acquiror a Voting Agreement substantially in the form of Exhibit E concurrently with the execution of this Agreement and in any event prior to the time that the Information Statement is mailed to the stockholders of the Company.
    Transfer Restrictions and Lock-Up Agreement Each share of Acquiror Stock issued at the Closing to any Stockholder shall be subject to the transfer restrictions described, and all other provisions set forth, in the form of Lock-Up Agreement attached hereto as Exhibit F (the "Lock-Up Agreement"), as if all such restrictions and provisions were set forth in full in the body of this Agreement, whether or not a Stockholder executes and delivers the Lock-Up Agreement.
    Certain Employee Benefit Matters. Each Offered Employee of the Company at the Effective Time will be provided with employee benefits by the Surviving Corporation or Acquiror which in the aggregate are no less favorable to such employee than those provided from time to time by Acquiror to similarly situated employees.
    Grant of Options in Acquiror Stock. Subject to the approval of the Board of Directors of Acquiror, within 30 days following the Closing Date, Acquiror shall grant to the Offered Employees incentive stock options or non-qualified stock options to purchase Acquiror Stock for that number of shares and at an exercise price per share consistent with those granted from time to time by Acquiror to similarly situated employees (the "Employee Options"); provided that in determining the number of shares to be granted to such Offered Employees, Acquiror shall take into account the number of shares of Acquiror Stock that such Offered Employee shall receive pursuant to Section 3.1 hereof; provided, further that Acquiror shall have sufficient shares available in its employee stock option plan to grant such Employee Options. If there are insufficient shares in Acquiror s employee stock option plan, Acquiror shall have the option, in its sole discretion, to either (i) postpone granting any Employee Options until the date Acquiror receives shareholder approval to increase the shares reserved under the employee stock option plan such that there are sufficient shares to grant such Employee Options; or (ii) issue non-qualified stock options outside of any employee stock option plan; provided, that after 60 days from the Effective Time, each Offered Employee, who is not an officer of Acquiror or otherwise precluded from receiving non-qualified stock options outside of any employee stock option plan pursuant to the NASDAQ rules shall be entitled to elect to receive a non-qualified stock option or to continue to wait until sufficient shares are reserved under the employee stock option plan. Such Employee Options shall vest in accordance with the following schedule: 25% of the shares subject to the Employee Option shall vest on the one-year anniversary of the vesting commencement date and 1/48 of the shares subject to the Employee Option shall vest monthly thereafter. The vesting commencement date for such Employee Options shall be December 20, 2000.
    Information Statement As soon as practicable after the execution of this Agreement, the Company shall prepare, with the cooperation of Acquiror, the Information Statement for the Stockholders to approve this Agreement, the Agreement of Merger and the transactions contemplated hereby. Acquiror and the Company shall each use reasonable commercial efforts to cause the Information Statement to comply with applicable federal and state securities laws requirements. Each of Acquiror and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other s counsel and auditors in the preparation of the Information Statement. The Company will promptly advise Acquiror, and Acquiror will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Acquiror, as applicable, shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.
    Indemnification Acquiror, the Company and the Surviving Corporation agree that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of the Company as provided in its certificate of incorporation or bylaws or indemnification agreements as in effect on the date of this Agreement shall continue in full force and effect for a period of not less than one year from the Closing Date, assuming the consummation of the Merger; provided, however, that, in the event any claim or claims are asserted or made within such one-year period, all rights to indemnification in respect of any such claim or claims shall continue to disposition of any and all such claims.
    Nasdaq Listing of Additional Shares Acquiror shall, to the extent required by the rules of the distinct tier of The Nasdaq Stock Market referred to as the Nasdaq SmallCap Market, notify The Nasdaq Stock Market of the shares of Acquiror Common Stock to be issued, and the shares of Acquiror Common Stock required to be reserved for issuance, in connection with the Merger, it being understood that under current rules of The Nasdaq Stock Market, no additional listing application needs to be filed by Acquiror.
    Expenses. All costs and expenses incurred in connection with the Transactional Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses. At the Effective Time, the Stockholders shall pay any legal fees and any other fees incurred by the Company in connection with or related to the transactions contemplated by this Agreement.
    Public Announcements. Each of the Company and Acquiror acknowledges the importance of appropriate disclosures in positioning the relationship between the two companies to the investment community, the press, customers and others. Each of the Company and Acquiror agree to make no press releases or other public announcements regarding this Agreement without the other party s consent, except to the extent required by applicable law.
    Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Acquiror and the Company (or of the Surviving Corporation on behalf of the Company) shall take all such necessary action.
    Notification; Supplements to Disclosure Schedule
      The Company shall promptly notify the Acquiror in writing of:
        the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material breach of any representation or warranty made by the Company in this Agreement;
        any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material breach of any representation or warranty made by the Company in this Agreement if (1) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (2) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;
        any material breach of any covenant or obligation of the Company;
        any event, condition, fact or circumstance that may make the timely satisfaction of any conditions set forth in Section 8.2 (and in particular Section 8.2(n)) impossible or unlikely.
      If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 7.16(a) results in a material change to any representation or warranty in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Acquiror an update to the Disclosure Schedule specifying such change; provided, that no such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or altering or waiving any rights of Acquiror or Merger Sub with respect to the breach of such representations and warranties unless agreed to in writing by Acquiror or (ii) determining whether any of the conditions set forth in Section 8.2 have been satisfied. If, however, the Closing occurs, such supplements or amendments shall cure for all purposes any inaccuracy in any representation and warranty that would have existed without such amendment or supplement. On the Closing Date, the Company shall deliver to the Acquiror an update of the Disclosure Schedule, current as of that date.
    Audit Cooperation From and after the Closing, the Stockholders Agent shall cause the Company s accountants to cooperate with the Acquiror and its accountants (including, without limitation, by causing the Company s accountants to provide to Acquiror and its accountants access to all working prepared by the Company s accountants with respect to the Company) in order for the Acquiror to prepare and publicly file, as required by Regulation S-X, audited financial statements with respect to the Company.
    Loan Agreement The Company and Acquiror shall negotiate in good faith the terms and conditions of a loan (with the principal amount and interest to be negotiated) from the Acquiror to the Company pursuant to which the Acquiror shall take a senior security interest in all of the assets of the Company, including all intellectual property of the Company, and pursuant to which the Company shall place their source code in escrow to be released to Acquiror in the event of a default under the loan.

  CONDITIONS TO CONSUMMATION OF THE MERGER

    Conditions to Each Party s Obligation to Effect the Merger. The respective obligations of each party to consummate the Merger and to take the other actions required to be taken by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by both the Company and Acquiror, in whole or in part):
      All necessary approvals under federal and state securities laws and other authorizations relating to the issuance of the Acquiror Stock to be issued to Company stockholders in connection with the Merger shall have been received, including, if required, the approval by the requisite vote of the stockholders of the Acquiror.
      All filings, notices and Consents shall have been duly made, given or obtained and shall be in full force and effect.
      This Agreement, the Merger and the other actions contemplated hereby shall have been approved by the requisite vote of the stockholders of the Company under applicable law.
      The Company and Acquiror shall have delivered a certificate regarding the calculation of the Exchange Ratio and the number of share of Acquiror Stock to be received by each holder of Company Stock.
    Additional Conditions to Acquiror s and Merger Sub s Obligation to Consummate the Merger. Acquiror s and Merger Sub s obligations to consummate the Merger and to take the other actions required to be taken by Acquiror and Merger Sub at the Closing is subject to the satisfaction of each of the following conditions (any of which may be waived by Acquiror, in whole or in part):
      Acquiror s Board of Directors shall have ratified or approved the execution of this Agreement and the other Transactional Agreements by Acquiror and shall have approved the consummation of the Transactions.
      In addition to the documents required to be received under this Section 8.2, Acquiror shall also have received the following documents:
        the opinion letter from Oppenheimer Wolff & Donnelly LLP, counsel to the Company, dated the date hereof, in the form attached as Exhibit G;
        a certificate, duly executed by the Company, certifying that (A) each of the representations and warranties made by the Company in this Agreement and in the other Transactional Agreements is accurate in all respects as of the date hereof and (except for any such representations and warranties which are made as of and relate solely to a particular date) as of the Closing Date with the same force and effect as though made on and as of the Closing Date, (B) each of the covenants and obligations that the Company are required to have complied with or performed pursuant to this Agreement or any of the other Transactional Agreements at or prior to the Closing has been duly complied with and performed in all respects, and (C) each of the conditions set forth in Section 8.2 has been satisfied in all respects;
        such other documents as Acquiror may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Company, (ii) evidencing the compliance by the Company, or the performance by the Company of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in Section 8.1 or this Section 8.2, or (iv) otherwise facilitating the consummation or performance of any of the Transactions; and
        copies of resolutions of the Company, certified by the Secretary of the Company, authorizing the execution, delivery and performance of the Transactional Agreements and the Transactions, and copies of resolutions of the meeting of stockholders of the Company (or written consent in lieu thereof), certified by the Secretary of the Company, authorizing the execution, delivery and performance of the Transactional Agreements and the Transactions.
      Each Person (other than Acquiror and Merger Sub) shall have executed and delivered all Transactional Agreements to which it is a party.
      No holders of Company Stock shall have demanded and not lost or withdrawn, or shall be eligible to demand, appraisal rights.
      All outstanding Warrants and Options shall have been exercised or terminated.
      The Company shall deliver to the Acquiror a balance sheet prepared in accordance with GAAP and reasonably acceptable to Acquiror dated as of the Closing Date which reflects total Liabilities (to the extent required by GAAP to be included on such balance sheet) that are not in excess of $4,000,000.
      The Stockholders shall have executed and delivered the Lock-Up Agreement.
      The Company shall have terminated its employee benefit plans to the extent requested by Acquiror in writing at least five (5) days prior to the Closing.
      There shall not have been any material adverse change in the assets, liabilities, business, operations or financial conditions of the Company from the date hereof to the Closing Date, other than the continued deterioration in the Company s cash position.
      The Company shall have provided all stockholder notices and otherwise taken all other actions pursuant to the DGCL or CGCL required in connection with the consummation of the transactions contemplated hereby.
      The Acquiror shall have completed its legal due diligence of the Company pertaining to (i) the capitalization of the Company, including any due diligence pertaining to options to purchase securities granted under any plans prior to the date upon which the Company became a corporation and due diligence pertaining to the limited liability company entities related to the Company, and (ii) the intellectual property of the Company, the results of which shall be satisfactory to the Acquiror, in its sole discretion.
      The Company shall have provided evidence reasonably satisfactory to the Acquiror that the Company and Glenn Saito have entered into the Saito Note and the Saito Line of Credit, on terms reasonably acceptable to Acquiror, and that there are no other amounts that the Company owes to Mr. Saito.
      The Company shall have provided documents reasonably acceptable to the Acquiror, executed by each employee of the Company in which each such employee acknowledges his or her compensation, the amount of compensation he or she has waived, the amount of deferred compensation or other compensation (including any paid time off) that is owed to him or her.
      The Company shall have provided evidence reasonably satisfactory to the Acquiror that, except for up to a maximum of thirty-five (35) Stockholders, each Stockholder is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D promulgated under the Securities Act as presently in effect.
      The Company shall have entered into a settlement agreement with ACCO Brands, upon terms and conditions reasonably acceptable to Acquiror, and the ACCO Warrant shall have been canceled or terminated.
      The Company shall have provided evidence reasonably satisfactory to the Acquiror as to the exact number of shares of Company Stock held by each stockholder.
      The Company shall have provided evidence reasonably satisfactory to the Acquiror that the Company is in good standing in the State of California.
      The Company shall have provided evidence reasonably satisfactory to the Acquiror that the Company has reached an agreement with various of its employees pursuant to which such employees have agreed to defer $175,192 of their salary payable upon the earlier of (i) ninety days following the Closing; and (ii) a next equity financing transaction of the Acquiror subsequent to the date hereto in the excess of $4,000,000.
    Additional Conditions to the Company s Obligation to Consummate the Merger. The Company s obligation to consummate the Merger and to take the other actions required to be taken by the Company at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):
      The Company shall have received the following documents:
        the opinion letter from Morrison & Foerster llp, counsel to Acquiror and Merger Sub, dated the date hereof, in the form attached as Exhibit H;
        a certificate, duly executed by Acquiror, certifying that (A) each of the representations and warranties made by Acquiror in this Agreement and in the other Transactional Agreements is accurate in all respects as of the date hereof and (except for any such representations and warranties which are made as of and relate solely to a particular date) as of the Closing Date with the same force and effect as though made on and as of the Closing Date, (B) each of the covenants and obligations that Acquiror is required to have complied with or performed pursuant to this Agreement or any of the other Transactional Agreements at or prior to the Closing has been duly complied with and performed in all respects, and (C) each of the conditions set forth in Section 8.3 has been satisfied in all respects; and
        such other documents as the Company may request in good faith for the purpose of (A) evidencing the accuracy of any representation or warranty made by Acquiror and Merger Sub, (B) evidencing the compliance by Acquiror and Merger Sub with, or the performance by Acquiror and Merger Sub of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (C) evidencing the satisfaction of any condition set forth in Section 8.1 or this Section 8.3, or (D) otherwise facilitating the consummation or performance of any of the Transactions.
      Subject to the terms and conditions of this Agreement, each of Acquiror and Merger Sub shall have executed and delivered all Transactional Agreements to which it is a party.

  ESCROW AND INDEMNIFICATION

    Indemnification.
      By the Company. From and after the Effective Time and subject to the limitations contained in Section 9.3, the Stockholders will severally and pro rata, in accordance with and in no event more than their Pro Rata Portion, indemnify and hold Acquiror and Merger Sub harmless against any loss, expense, liability or other damage, including reasonable attorneys fees, to the extent of the amount of such loss, expense, liability or other damage (collectively, "Damages") that Acquiror has incurred:
        by reason of the breach or alleged breach by the Company or the Stockholder of any representation, warranty, covenant or agreement of the Company and/or the Stockholders contained in the Transactional Agreements;
        as a result of the Puma Litigation to the extent that Damages from such litigation exceed the amount of $150,000;
        as a result of deferred, waived or other compensation and any associated benefits owed to the Company s employees, and related Damages, as of the Closing Date to the extent that such compensation and related Damages in the aggregate exceeds the amount of $350,000; or
        as a result of any claims made by ACCO Brands against Acquiror or the Company arising from facts or circumstances occurring prior to the Closing.

      Notwithstanding any disclosure or anything herein to the contrary, the Stockholders will severally and pro rata, in accordance with and in any event no more than their Pro Rata Portion, indemnify Acquiror for (i) any Liabilities as of the Closing Date of the type required to be reflected in the "liabilities" column of a balance sheet prepared in accordance with GAAP that individually or in the aggregate that exceed $4,000,000, including any legal fees or other fees incurred by the Company in connection with the transactions contemplated by this Agreement; and (ii) any Taxes or other Damages arising from the issuance of shares of Company Common Stock pursuant to Section 7.2. The indemnification set forth in this Section 9.1 shall be Acquiror s sole and exclusive remedy for any breach of the Transactional Agreements by the Company or by the Stockholder, provided, however, that, each Stockholder shall be fully liable to the Acquiror for any Damages relating to such Stockholder s willful misconduct or fraud in connection with the representations and warranties set forth herein and the transactions contemplated under this Agreement and in connection with the Merger without limitation.

      By Acquiror. From and after the Effective Time and subject to the limitations contained in Section 9.3, Acquiror will indemnify and hold the Stockholders harmless against any Damage that the Stockholders have incurred by reason of the breach or alleged breach by Acquiror or Merger Sub of any representation, warranty, covenant or agreement of Acquiror or Merger Sub contained in the Transactional Agreements, provided, however, that, in addition to any right to receive shares from the Escrow Fund, Acquiror shall be fully liable to the Stockholders for any Damages relating to Acquiror s willful misconduct or fraud in connection with the representations and warranties set forth herein and the transactions contemplated under this Agreement and in connection with the Merger without limitation.
    Escrow Fund. As security for the indemnification obligations of the Stockholders in Section 9.1(a), the Escrow Shares shall be deposited with the Escrow Agent within ten (10) days of the Closing, such deposit to be governed by the terms set forth in this Article 9. The Escrow Fund shall be used to compensate Acquiror or its designee pursuant to the indemnification obligations of the Stockholders and shall be the Acquiror s sole remedy with respect to its indemnification claims.
    Damage Threshold.
      Acquiror s Damages. Notwithstanding the foregoing, the Stockholders shall have no liability under Section 9.1 in excess of the Escrow Fund and Acquiror may not receive any shares from the Escrow Fund unless and until an Officer s Certificate or Certificates for an aggregate amount of Damages in excess of $50,000 has been delivered to the Stockholders Agent and to the Escrow Agent; provided, however, that after an Officer s Certificate or Certificates for an aggregate of $50,000 in Damages has been delivered, Acquiror shall be entitled to receive Escrow Shares equal in value to the full amount of Damages identified in such Officer s Certificate or Certificates.
      Stockholders Damages. Notwithstanding the foregoing, Acquiror shall have no liability under Section 9.1 in excess of $3,000,000, provided further that Acquiror shall also have no liability unless and until the aggregate amount of Stockholders Damages exceed $50,000, whereupon indemnification shall be payable for all Damages, including the first $50,000, subject to the foregoing maximum and in accordance with the terms of this Agreement. The Stockholders shall also have the right to recover claims for Damages, subject to the foregoing $3,000,000 maximum, from the Escrow Fund, and the Escrow Fund shall not be reduced unless and until a Stockholders Agent Certificate or Certificates for an aggregate amount of Damages in excess of $50,000 has been delivered to the Acquiror and to the Escrow Agent; provided, however, that after a Stockholders Agent Certificate or Certificates for an aggregate of $50,000 in Damages has been delivered, the Escrow Fund shall be reduced in the full amount of Damages identified in such Stockholders Agent Certificate or Certificates. With respect to Damages that the Stockholders elect not to recover from the Escrow Fund, the Stockholders, through the Stockholders Agent, shall present to Acquiror a written Stockholders Agent Certificate (which shall omit information about the Escrow Fund as applicable) with respect to such Damages, and Acquiror shall within thirty (30) days after transmittal of such certificate pay to the Stockholders Agent, on behalf of the Stockholders, the amount of Damages specified in such certificate, subject to Acquiror s right to contest any pending claim in a manner similar to the provisions of Section 9.11 and provided that such payment shall not be made if the Acquiror objects in writing to any claim or claims in the Stockholders Agent Certificate within thirty (30) days of receipt of such certificate. Such objection shall be delivered to the Stockholders Agent. The Stockholders Agent shall then have thirty (30) days to respond in a written statement to the objection. If after such thirty (30) day period there remains a dispute as to any claim, the Stockholders Agent and Acquiror shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If no agreement can be reached after good faith negotiation, either Acquiror or the Stockholders Agent may, by written notice to the other, demand arbitration of the matter pursuant to Section 11.16 hereof.
    Escrow Periods. The Escrow Fund shall commence on the Closing and terminate with respect to 50% of the Escrow Shares (the "Releasable Shares") on the six month anniversary of the Closing (the period from the Closing to such six-month anniversary is referred to herein as the "First Escrow Period"), provided, however, that the number of Releasable Shares, which, in the reasonable judgment of Acquiror and valued as set forth in Section 9.6 below and not taking into account the remaining Escrow Shares, subject to the objection of the Stockholders Agent and the subsequent resolution of the matter in the manner provided in Section 9.8, are necessary to satisfy any unsatisfied claims specified in any Officer s Certificate theretofore delivered to the Escrow Agent and the Stockholders Agent prior to the termination of the First Escrow Period shall remain in the Escrow Fund until such claims have been finally resolved, or, if earlier, until released in accordance with Section 9.1 above and 9.5(b) below or in connection with the Second Escrow Period. The Escrow Fund shall terminate with respect to the remaining number of Escrow Shares on the twelve month anniversary of the Closing (the period from the end of the First Escrow Period through such twelve month anniversary is referred to herein as the "Second Escrow Period," together with the First Escrow Period, the "Escrow Period"), provided, however, that the number of Escrow Shares, which, in the reasonable judgment of Acquiror and valued as set forth in Section 9.6 below, subject to the objection of the Stockholders Agent and the subsequent resolution of the matter in the manner provided in Section 9.8, are necessary to satisfy any unsatisfied claims specified in any Officer s Certificate theretofore delivered to the Escrow Agent and the Stockholders Agent prior to the termination of the Second Escrow Period (including any unsatisfied claims specified in any Officer s Certificate delivered prior to the termination of the First Escrow Period that have not been finally resolved) with respect to Damages incurred or litigation pending prior to the expiration of the Second Escrow Period, shall remain in the Escrow Fund until such claims have been finally resolved, or if earlier, until released in accordance with Section 9.1 above and 9.5 below.
    Claims Upon Escrow Fund.
      Claims by Acquiror. Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any appropriately authorized officer of Acquiror (an "Officer s Certificate"):
        stating the aggregate amount of Acquiror s Damages or an estimate thereof, in each case to the extent known or determinable at such time, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach or claim to which such item is related, then the Escrow Agent shall, subject to the provisions of Sections 9.3, 9.7 and 9.8 hereof, deliver to Acquiror out of the Escrow Fund, as promptly as practicable, Escrow Shares having a value equal to such Damages all in accordance with the Escrow Agreement and Section 9.6 below. Amounts paid or distributed from the Escrow Fund shall be paid or distributed pro rata among the Holders (as defined in the Escrow Agreement) based upon their respective percentage interests as of the Effective Time. Notwithstanding anything herein to the contrary, no Escrow Shares shall be distributed to Acquiror until the first anniversary of the Closing and after giving effect to any offsets due pursuant to Section 9.1(b).
      Claims by Stockholders. In lieu of asserting claims for indemnification directly against Acquiror, the Stockholders may assert such claims for indemnification against the Escrow Fund as an offset to any claims that are made or that may be made by Acquiror against the Escrow Fund pursuant to Section 9.5(a). In such event, upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by the Stockholders Agent (a "Stockholders Agent Certificate"):
        stating the aggregate amount of the Stockholders Damages or an estimate thereof, in each case to the extent known or determinable at such time, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach or claim to which such item is related, the amount available in the Escrow Fund shall be reduced by the amount of such Damages, and the Escrow Agent shall release from the Escrow Fund to the Stockholders all or a portion of the Escrow Shares which have a value equal to the amount of such Damages. The amount by which the Escrow Fund is reduced shall be distributed in accordance with each Stockholders Pro Rata Portion.
    Valuation. For the purpose of compensating Acquiror or the Stockholders for their claims made against the Escrow Fund, the value per share of the Escrow Shares shall be equal to the average of the closing market price of the Acquiror Stock on the Nasdaq SmallCap Market or the Nasdaq National Market, as applicable, on the last ten trading days ending one day prior to the date of delivery or release of such Escrow Shares. In determining the amount of any indemnity, there shall be taken into account any insurance proceeds or other similar recovery or offset realized, directly or indirectly.
    Objections to Claims.
      At the time of delivery of any Officer s Certificate to the Escrow Agent, a duplicate copy of such Officer s Certificate shall be delivered to the Stockholders Agent and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of Escrow Shares pursuant to Section 9.5 unless the Escrow Agent shall have received written authorization from the Stockholders Agent to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the Escrow Shares in the Escrow Fund in accordance with Section 9.5, provided that no such delivery may be made if the Stockholders Agent shall object in a written statement to the claim made in the Officer s Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such thirty (30) day period.
      At the time of delivery of any Stockholders Agent Certificate to the Escrow Agent, a duplicate copy of such Stockholders Agent Certificate shall be delivered to the Acquiror and for a period of thirty (30) days after such delivery, the Escrow Agent shall not deliver any Escrow Shares to Acquiror for any Damages incurred by Acquiror to the extent of the claim set forth in such Stockholders Agent Certificate and shall not release any Escrow Shares to the Stockholders, unless the Escrow Agent shall have received written authorization from Acquiror to deliver or release the Escrow Shares to the Stockholders. After the expiration of such thirty (30) day period, the Escrow Agent shall deliver or release such Escrow Shares to Acquiror or Stockholders (through the Stockholders Agent), as applicable, provided that no delivery or release may be made if Acquiror shall object in a written statement to the claim made in the Stockholders Agent Certificate, and such statement shall have been delivered to the Escrow Agent and to the Stockholders Agent prior to the expiration of such thirty (30) day period.
    Resolution of Escrow Claim Conflicts.
      In case the Stockholders Agent or Acquiror, as applicable shall so object in writing to any claim or claims made in any Acquiror s Officer s Certificate or Stockholders Agent Certificate, the non-objecting party shall have thirty (30) days to respond in a written statement to the objection. If after such thirty (30) day period there remains a dispute as to any claims, the Stockholders Agent and Acquiror shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Escrow Shares from the Escrow Fund in accordance with the terms of the memorandum.
      If no such agreement can be reached after good faith negotiation, either Acquiror or the Stockholders Agent may, by written notice to the other, demand arbitration of the matter pursuant to Section 11.16 hereof. The decision of the arbitrators as to the validity and amount of any claim in such Officer s Certificate or Stockholders Agent Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in this Article 9, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance with such decision.
    Stockholders Agent.
      Tom Ku shall be constituted and appointed as agent (the "Stockholders Agent") for and on behalf of the Stockholders to give and receive notices and communications, to assert and defend claims for indemnification, to authorize delivery to Acquiror of the Escrow Shares or other property from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Stockholders measured at the Effective Time from time to time upon not less than ten (10) days prior written notice to Acquiror. No bond shall be required of the Stockholders Agent, and the Stockholders Agent shall receive no compensation for services. Notices or communications to or from the Stockholders Agent shall constitute notice to or from each of the Stockholders.
      The Stockholders Agent shall not be liable for any act done or omitted hereunder as Stockholders Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders shall severally and pro rata, in accordance with their Pro Rata Portion, indemnify the Stockholders Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders Agent and arising out of or in connection with the acceptance or administration of his duties under this Agreement or the Escrow Agreement, provided, that the Stockholders Agent shall be reimbursed for counsel fees and other out-of-pocket expenses incurred by such Stockholder Agent in connection with the administration of his duties under this Agreement or the Escrow Agreement from the proceeds of the sale of Escrow Shares by the Stockholder Agent. For such purpose, the Stockholders Agents shall be authorized to direct the Escrow Agent to deliver or cause to be delivered to the Stockholders Agent such number of Escrow Shares the sale of which by the Stockholders Agent in ordinary open-market brokers transactions is sufficient to cover such out-of-pocket costs.
      The Stockholders Agent shall have reasonable access to information about Company and Acquiror and the reasonable assistance of the Company s and Acquiror s officers and employees for purposes of performing its duties and exercising its rights under this Article 9, provided that the Stockholders Agent shall treat confidentially and not disclose any nonpublic information from or about the Company or Acquiror to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).
    Actions of the Stockholders Agent. A decision, act, consent or instruction of the Stockholders Agent shall constitute a decision of all of the Stockholders for purposes of indemnification under this Agreement and the Escrow Agreement and shall be final, binding and conclusive upon each such Stockholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Stockholders Agent as being the decision, act, consent or instruction of each and every such Stockholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders Agent.
    Claims. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand against the Escrow Fund, Acquiror shall notify the Stockholders Agent of such claim, and the Stockholders Agent and the Stockholders for whom shares of Acquiror Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. Acquiror shall have the right in its sole discretion to settle any such claim; provided, however, that Acquiror may not effect the settlement of any such claim without the consent of the Stockholders Agent, which consent shall not be unreasonably withheld. In the event that the Stockholders Agent has consented to any such settlement, the Stockholders Agent shall have no power or authority to object to the amount of any claim by Acquiror against the Escrow Fund for indemnity with respect to such settlement, unless such claim is in an amount in excess of any amount consented to by the Stockholders Agent.

  TERMINATION

    Termination. This Agreement may be terminated at any time prior to the Effective Time:
      by the mutual written consent of the Company and the Acquiror;
      by either the Company or the Acquiror
        if any court or governmental or regulatory agency, authority or body shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal therefrom have been exhausted; or
        if the Effective Time shall not have occurred on or before April 1, 2001; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to any party whose (or whose affiliate(s) ) breach of any representation or warranty or failure to perform or comply with any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or
      by the Company, if any of the conditions specified in Section 8.3 have not been met or waived prior to such time as such condition can no longer be satisfied; or
      by the Acquiror, if any of the conditions specified in Section 8.2 shall not have been met or waived prior to such time as such condition can no longer be satisfied.

  MISCELLANEOUS PROVISIONS

    Survival of Representations and Covenants. All representations, warranties, covenants and agreements of the Company contained in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of Acquiror until the first anniversary of the Closing; provided, however, that the representations and warranties contained in Sections 4.6, 4.10, 4.14, and 4.15 hereof and any claim based on fraud or intentional misrepresentation shall survive the Closing and continue in effect through the applicable statute of limitations. All representations, warranties, covenants and agreements of Acquiror contained in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of the Company until the first anniversary of the Closing. If shares or other assets are retained in the Escrow Fund beyond expiration of the period specified in the Escrow Agreement, then because and to the extent of a timely claim being asserted against the Escrow Fund (notwithstanding the expiration of such time period) the representation, warranty, covenant or agreement applicable to such claim shall survive until, but only for purposes of, the resolution of the claim to which such retained shares or other assets relate.
    Attorneys Fees. If any legal action or other legal proceeding relating to this Agreement or the other Transactional Agreements in connection herewith is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
    Transfer Taxes. Each Stockholder shall be individually responsible for his, her or its respective sales, use and transfer taxes, including but not limited to any value added, stock transfer, gross receipts, stamp duty and real, personal or intangible property transfer taxes, due by reason of the consummation of the Transactions, including but not limited to any interest or penalties in respect thereof.
    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by telecopier) to the address or telecopier number set forth beneath the name of such party below (or to such other address or telecopier number as such party shall have specified in a written notice given to the other parties hereto):

    if to the Company:

    Quaartz Inc.

    2953 Bunker Hill Lane

    Suite 203

    Santa Clara, California 95054

    Attention: Tom Ku

    Telefax: (408) 350-0401

    with a copy to:

    Oppenheimer Wolff & Donnelly LLP

    1400 Page Mill Road

    Palo Alto, California 94304

    Attention: Thomas C. Thomas

    Telefax: (650) 320-4100

    if to Acquiror or Merger Sub:

    NHancement Technologies, Inc. d/b/a Appiant Technologies, Inc.

    6663 Owens Drive

    Pleasanton, California 94588

    Attention: John Zavoli

    Telefax: (925) 251-3216

    with a copy to:

    Morrison & Foerster LLP

    755 Page Mill Road

    Palo Alto, California 94304

    Attention: Stephen J. Schrader, Esq.

    Telefax: 650-494-0792

    Time of the Essence. Time is of the essence in the performance of each of the terms hereof with respect to the obligations and rights of each party hereto.
    Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
    Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
    Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).
    Waiver.
      No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise or waiver of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
      No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
    Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Acquiror, Merger Sub and the Company.
    Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
    Parties in Interest. Except for the provisions of Article 9 hereof applicable to the Stockholders, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).
    Entire Agreement. The Transactional Agreements (including Schedules and Exhibits thereto) set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.
    Construction.
      For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
      The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
      As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."
      Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.
    Assignment; Successors and Assigns Except as otherwise provided herein, each party agrees that it will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any right or obligation under this Agreement. Any purported assignment, transfer, or delegation in violation of this Section shall be null and void. Subject to the foregoing limits on assignment and delegation, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Except for those enumerated above, this Agreement does not create, and shall not be construed as creating, any rights or claims enforceable by any person or entity not a party to this Agreement.
    Dispute Resolution. Any dispute, controversy or claim between the parties relating to, or arising out of or in connection with, this Agreement (or any subsequent agreements or amendments thereto), including as to its existence, enforceability, validity, interpretation, performance, breach or damages, including claims in tort, whether arising before or after the termination of this Agreement, shall be settled only by binding arbitration pursuant to the Commercial Arbitration Rules, as then amended and in effect, of the American Arbitration Association (the "Rules"), subject to the following:
      The arbitration shall take place in Santa Clara County, California.
      There shall be three arbitrators, who shall be selected under the normal procedures prescribed in the Rules, except that one such arbitrator shall be a certified public accountant and one (1) such arbitrator (who shall chair the arbitration panel) shall be a member of the American Board of Trial Advocates or the American College of Trial Lawyers.
      Subject to legal privileges, each party shall be entitled to discovery in accordance with the Federal Rules of Civil Procedure.
      At the arbitration hearing, each party may make written and oral presentations to the arbitrator, present testimony and written evidence and examine witnesses.
      The arbitrators decision shall be in writing, shall be binding and final and may be entered and enforced in any court of competent jurisdiction.
      No party shall be eligible to receive, and the arbitrators shall not have the authority to award, exemplary or punitive damages.
      Each party to the arbitration shall pay one-half of the fees and expenses of the arbitrators and the American Arbitration Association.
      The arbitrators shall not have the power to amend this Agreement.

IN WITNESS WHEREOF, each of Acquiror, Merger Sub, Company and the Stockholder Agent has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

NHANCEMENT TECHNOLOGIES, INC.

By: ________________________________

Name:

Title:

GREAT AMERICA ACQUISITION CORP.

By: ________________________________

Name:

Title:

QUAARTZ, INC.

By:

Name:

Title:

STOCKHOLDER AGENT

TOM KU

INDEX OF SCHEDULES AND EXHIBITS

A. Certain Definitions

B. Financial Statements

C. Proprietary Information and Inventions Agreement

D. Shelf Registration Agreement

E. Voting Agreement

F. Lock-Up Agreement

G. Opinion from Company Counsel

H. Opinion from Acquiror s Counsel

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquiror. "Acquiror" shall have the meaning specified in the first paragraph of the Agreement.

Acquiror Financial Statements. "Acquiror Financial Statements" shall have the meaning specified in Section 5.3 of the Agreement.

Acquiror Stock. "Acquiror Stock" shall have the meaning specified in Section 3.1(a) of the Agreement.

Acquisition Transaction. "Acquisition Transaction" shall have the meaning set forth in Section 6.2 of the Agreement.

Affiliate. "Affiliate" shall have the meaning specified in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

Agreement. "Agreement" shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including the Disclosure Schedule and all Exhibits), as it may be amended from time to time.

Certificate. "Certificate" shall mean a certificate representing shares of Company Stock.

Certificate of Merger. "Certificate of Merger" shall have the meaning specified in Section 1.2 of the Agreement.

CGCL. "CGCL" shall have meaning specified in Section 3.10 of the Agreement.

Closing. "Closing" shall have the meaning specified in Section 3.8 of the Agreement.

Code. "Code" shall have the meaning specified in the Recitals of the Agreement.

Company. The "Company" shall mean Quaartz, Inc., a Delaware corporation.

Company Certificate. "Company Certificate" shall have the meaning specified in Section 3.1(c)(i).

Company Common Stock. "Company Common Stock" shall have the meaning specified in Section 3.1(a) of the Agreement.

Company Preferred Stock. "Company Preferred Stock" shall have the meaning specified in Section 3.1(a) of the Agreement.

Company Stock. "Company Stock" shall have the meaning specified in Section 3.1(a) of the Agreement.

Company Contract. "Company Contract" shall mean any Contract:

(a) to which Company is a party;

(b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or

(c) under which the Company has or may acquire any right or interest.

Company Material Adverse Effect. "Company Material Adverse Effect" shall mean any effect, change or event that, individually or in the aggregate with all similar effects, changes or events, is or would reasonably be expected to be material and adverse to the business, properties, assets, liabilities, results of operations, financial condition or prospects of the Company and its subsidiaries, taken as a whole, or to the Company s ability to perform any of its obligations under the Transactional Agreements or to consummate the Merger.

Company Returns. "Company Returns" shall have the meaning specified in Section 4.14(b) of the Agreement.

Consent. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. "Contract" shall mean, with respect to any Person, any legally binding written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance, obligation, promise or undertaking of any nature to which such Person is a party or by which its properties or assets maybe bound or affected or under which it or its business, properties or assets receive benefits.

Current Benefit Plan. "Current Benefit Plan" shall mean any Employee Benefit Plan that is currently in effect and:

(a) that was established or adopted by the Company or any ERISA Affiliate or is maintained or sponsored by the Company;

(b) in which the Company participates;

(c) with respect to which the Company or any ERISA Affiliate is or may be required or permitted to make any contribution; or

(d) with respect to which the Company or any ERISA Affiliate is or may become subject to any Liability.

Damages. "Damages" shall have the meaning specified in Section 9.1.

Defined Benefit Plan. "Defined Benefit Plan" shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

DGCL. "DGCL" shall have the meaning specified in Section 1.2 of the Agreement.

Disclosure Schedule. "Disclosure Schedule" shall have the meaning specified in Article 4 of the Agreement.

Dissenting Shares. "Dissenting Shares" shall have the meaning specified in Section 3.10 of the Agreement.

Effective Time. "Effective Time" shall have the meaning specified in Section 1.2 of the Agreement.

Employee Benefit Plan. "Employee Benefit Plan" shall have the meaning specified in Section 3(3) of ERISA.

Employee Options. "Employee Options" shall have the meaning specified in Section 7.9.

Encumbrance. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, licensee, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

Entity. "Entity" shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environmental Law. "Environmental Law" shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment.

ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. "ERISA Affiliate" shall mean any Person that is, was or would be treated as a single employer with the Company under Section 414 of the Code.

Escrow Agent. "Escrow Agent" shall mean U.S. Bank Trust National Association, and its successors and assigns.

Escrow Agreement. "Escrow Agreement" shall have the meaning specified in Section 3.4 of the Agreement.

Escrow Fund. "Escrow Fund" shall have the meaning specified in Section 3.4 of the Agreement.

Escrow Shares. "Escrow Shares" shall have the meaning specified in Section 3.4 of the Agreement.

Escrow Period. "Escrow Period" shall have the meaning specified in Section 9.4 of the Agreement.

Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

Exchange Agent. "Exchange Agent" shall have the meaning specified in Section 3.3 of the Agreement.

Exchange Market Price. "Exchange Market Price" shall have the meaning specified in Section 3.1(b) of the Agreement.

Financial Statements. "Financial Statements" shall have the meaning specified in Section 4.4 of the Agreement.

First Escrow Period. "First Escrow Period" shall have the meaning specified Section 9.4 of the Agreement.

GAAP. "GAAP" shall mean Generally Accepted Accounting Principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.

Governmental Authorization. "Governmental Authorization" shall mean any:

(a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

(b) right under any Contract with any Governmental Body.

Governmental Body. "Governmental Body" shall mean any:

(a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

(d) multinational organization or body; or

(e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, Judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

Grand Pacific Note. "Grand Pacific Note" shall have the meaning specified in Section 4.4(e)(v) of the Agreement.

Hazardous Material. "Hazardous Material" shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as hazardous, toxic or dangerous under any applicable law; as well as any petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, and "source," "special nuclear," and "by-product" material as defined in the Atomic Energy Act of 1954, 42 U.S.C. sub-section 2011 et seq.

Information Statement. "Information Statement" shall have the meaning specified in Section 4.25(c) of the Agreement.

Interim Balance Sheet. "Interim Balance Sheet" shall have the meaning specified in Section 4.4(a)(ii) of the Agreement.

Knowledge. "Knowledge" shall mean, with respect to an individual, the actual knowledge after due inquiry of such individual. The term "due inquiry" shall mean such inquiry by the applicable person as such person would normally be reasonably expected to make in the ordinary course of his or her regular and usual duties as an owner, director, officer of key employee of a corporation. A corporation shall be deemed to have "Knowledge" of a particular fact or matter only if a director, officer or key employee of such corporation has or had Knowledge of such fact or matter.

Leased Premises. "Leased Premises" shall have the meaning specified in Section 4.6(d) of the Agreement.

Legal Requirement. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. "Liability" shall mean any debt, obligation, duty or liability of any nature including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Lock-Up Agreement. "Lock-Up Agreement" shall have the meaning specified in Section 7.7 of the Agreement.

Merger. "Merger" shall have the meaning specified in Section 1.1 of the Agreement.

Merger Sub. "Merger Sub" shall have the meaning specified in the first paragraph of the Agreement.

Multiemployer Plan. "Multiemployer Plan" shall mean a plan described in Section 3(37) of ERISA.

Offered Employees. "Offered Employees" shall have the meaning specified in Section 7.4 of the Agreement.

Officer s Certificate. "Officer s Certificate" shall have the meaning specified in Section 9.5 of the Agreement.

Order. "Order" shall mean any:

(a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

(b) Contract with any Governmental Body that is entered into in connection with any Proceeding.

Ordinary Course of Business. An action taken by or on behalf of the Company shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

(a) such action is recurring in nature, consistent with the Company s past practices and taken in the ordinary course of the Company s normal day to day operations;

(b) such action is not required to be authorized by the Company s stockholders, the Company s board of directors or any committee of the Company s board of directors and does not require any other separate or special authorization of any nature; and

(c) such action is similar in nature and magnitude to actions customarily taken, without any special or separate authorization, in the ordinary course of the normal day to day operations of other Entities that are employed in businesses similar to Company s business.

Person. "Person" shall mean any individual, Entity or Governmental Body.

Plans. "Plans" shall have the meaning specified in Section 4.16(a) of the Agreement.

Proceeding. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise has involved, any Governmental Body or any arbitrator or arbitration panel.

Proprietary Asset. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, proprietary right or other intellectual property right.

Proprietary Information and Inventions Agreement. "Proprietary Information and Inventions Agreement" shall mean an agreement between the Company and its employees and consultants, substantially in the form of Exhibit C.

Pro Rata Portion. "Pro Rata Portion" shall have the meaning specified in Section 3.4 of the Agreement.

Puma Litigation. "Puma Litigation" shall have the meaning specified in Section 4.4(e)(iii) of the Agreement.

Registrable Securities. "Registrable Securities" shall have the meaning specified in Section 7.5 of the Agreement.

Related Party. Each of the following shall be deemed to be a "Related Party":

(a) each individual who is, or who has at any time been, an officer of the Company;

(b) each member of the family of each of the individuals referred to in clause "(a)" above;

(c) any Entity (other than the Company) in which any one of the Persons referred to in clauses "(a)" or "(b)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, more than fifty percent (50%) of the voting, proprietary or equity interest.

Releasable Shares. "Releasable Shares" shall have the meaning specified in Section 9.4 of the Agreement.

Remaining Consideration. "Remaining Consideration" shall have the meaning specified in Section 3.1(d) of the Agreement.

Representatives. "Representatives" of a specified party shall mean officers, directors, employees, attorneys, accountants, advisors and representatives of such party, including, without limitation, in the case of Company, all subsidiaries of Company and all such Persons with respect to such subsidiaries. The Related Parties shall be deemed to be "Representatives" of Company.

Rules. "Rules" shall have the meaning specified in Section 11.16 of the Agreement.

Saito Line of Credit. "Saito Line of Credit" shall have the meaning specified in Section 4.4(e)(ii) of the Agreement.

Saito Note. "Saito Note" shall have the meaning specified in Section 4.4(e)(i) of the Agreement.

SEC. "SEC" shall mean the Securities and Exchange Commission.

SEC Documents. "SEC Documents" shall mean, with respect to the Acquiror, each report, schedule, form, statement or other document filed or required to be filed with the SEC by Acquiror pursuant to Section 13(a) of the Exchange Act.

Second Escrow Period. "Second Escrow Period" shall have the meaning specified in Section 9.4 of the Agreement.

Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

Shelf Registration Agreement. "Shelf Registration Agreement" shall have the meaning specified in Section 7.5 of the Agreement.

Stockholder. "Stockholder" shall mean a stockholder of the Company immediately prior to the Effective Time.

Stockholders Agent. "Stockholders Agent" shall have the meaning specified in Section 9.9 of the Agreement.

Stockholders Agent Certificate. "Stockholders Agent Certificate" shall have the meaning specified in Section 9.5 of the Agreement.

Surviving Corporation. "Surviving Corporation" shall have the meaning specified in Section 1.1 of the Agreement.

Tax. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax sharing agreement or similar Contract.

Tax Return. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Total Consideration. "Total Consideration" shall have the meaning specified in Section 3.1(b) of the Agreement.

Transactional Agreements. "Transactional Agreements" shall mean:

(a) the Agreement;

(b) the Escrow Agreement;

(c) the Certificate of Merger;

(d) Shelf Registration Agreement;

(e) Voting Agreement; and

(f) Lock-Up Agreement;

Transactions. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including, without limitation, the Merger, and the performance by Company, Acquiror, the Stockholders, and the other parties to the Transactional Agreements of their respective obligations under the Transactional Agreements.

Warrants and Options. "Warrants and Options" shall have the meaning specified in Section 3.2 of the Agreement.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NHANCEMENT TECHNOLOGIES, INC.,

GREAT AMERICA ACQUISITION CORP.

AND

QUAARTZ, INC.

February 5, 2001

Table of contents Page

ARTICLE 1 THE MERGER *

1.1 The Merger *

1.2 Effective Time of the Merger *

ARTICLE 2 THE SURVIVING CORPORATION *

2.1 Certificate of Incorporation *

2.2 Bylaws *

2.3 Directors and Officers of Surviving Corporation *

ARTICLE 3 CONVERSION OF SECURITIES *

3.1 Conversion of Shares *

3.2 Warrants and Options *

3.3 Exchange of Certificates *

3.4 Escrow *

3.5 Dividends; Transfer Taxes *

3.6 No Fractional Shares *

3.7 Closing of Company Transfer Books *

3.8 Closing *

3.9 Supplementary Action *

3.10 Appraisal Rights *

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE COMPANY *

4.1 Due Organization; Good Standing; Authority; Binding Nature of Agreements *

4.2 Certificate of Incorporation and Bylaws; Records *

4.3 Capitalization; Ownership of Stock *

4.4 Financial Statements *

4.5 Absence of Changes *

4.6 Title to Assets; Equipment; Real Property, Leases *

4.7 Bank Accounts *

4.8 Receivables; Major Customers *

4.9 Accounts Payable; Major Suppliers *

4.10 Proprietary Assets *

4.11 Contracts *

4.12 Compliance With Legal Requirements *

4.13 Governmental Authorizations *

4.14 Tax Matters *

4.15 Employee and Labor Matters *

4.16 Benefit Plans; ERISA *

4.17 Environmental Matters *

4.18 Sale of Products; Performance of Services *

4.19 Insurance *

4.20 Related Party Transactions *

4.21 Proceedings; Orders *

4.22 Non-Contravention; Consents *

4.23 Brokers *

4.24 Tax Treatment *

4.25 Full Disclosure *

4.26 Powers of Attorney *

4.27 Voting Arrangements *

4.28 ACCO Brands *

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB *

5.1 Due Organization; Good Standing; Authority; Binding Nature of Agreements *

5.2 Capitalization; Ownership of Stock *

5.3 Acquiror SEC Documents *

5.4 Issuance of Acquiror Common Stock *

5.5 Brokers *

5.6 Non-Contravention; Consents *

5.7 Tax Treatment *

ARTICLE 6 CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME *

6.1 Conduct of Business of the Company *

6.2 Other Negotiations *

ARTICLE 7 ADDITIONAL COVENANTS *

7.1 Access to Properties and Records *

7.2 Issuance of Company Common Stock to Certain Company Employees *

7.3 Reasonable Efforts; etc. *

7.4 Employee Offers *

7.5 Registration Statement on Form S-3 *

7.6 Voting Agreement; Proxies *

7.7 Transfer Restrictions and Lock-Up Agreement *

7.8 Certain Employee Benefit Matters *

7.9 Grant of Options in Acquiror Stock *

7.10 Information Statement *

7.11 Indemnification *

7.12 Nasdaq Listing of Additional Shares *

7.13 Expenses *

7.14 Public Announcements *

7.15 Additional Agreements *

7.16 Notification; Supplements to Disclosure Schedule *

7.17 Audit Cooperation *

7.18 Loan Agreement *

ARTICLE 8 CONDITIONS TO CONSUMMATION OF THE MERGER *

8.1 Conditions to Each Party s Obligation to Effect the Merger *

8.2 Additional Conditions to Acquiror s and Merger Sub s Obligation to Consummate the Merger *

8.3 Additional Conditions to the Company s Obligation to Consummate the Merger *

ARTICLE 9 ESCROW AND INDEMNIFICATION *

9.1 Indemnification *

9.2 Escrow Fund *

9.3 Damage Threshold *

9.4 Escrow Periods *

9.5 Claims Upon Escrow Fund *

9.6 Valuation *

9.7 Objections to Claims *

9.8 Resolution of Escrow Claim Conflicts *

9.9 Stockholders Agent *

9.10 Actions of the Stockholders Agent *

9.11 Claims *

ARTICLE 10 TERMINATION *

10.1 Termination *

ARTICLE 11 MISCELLANEOUS PROVISIONS *

11.1 Survival of Representations and Covenants *

11.2 Attorneys Fees *

11.3 Transfer Taxes *

11.4 Notices *

11.5 Time of the Essence *

11.6 Headings *

11.7 Counterparts *

11.8 Governing Law *

11.9 Waiver *

11.10 Amendments *

11.11 Severability *

11.12 Parties in Interest *

11.13 Entire Agreement *

11.14 Construction *

11.15 Assignment; Successors and Assigns *

11.16 Dispute Resolution *